Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

Alliqua Biomedical, Inc.

and

CELULARITY INC.

Dated as of January 5, 2018

ARTICLE V Representations and Warranties of Buyer		29

5.1.	Organization, Good Standing and Qualification	29
5.2.	Corporate Authority	30
5.3.	Governmental Filings; No Violations; Etc.	30
5.4.	Litigation	30
5.5.	Sufficiency of Funds	31
5.6.	[Reserved].	31
5.7.	Brokers	31
5.8.	Ownership of Shares	31

ARTICLE VI Covenants		31

6.1.	Interim Operations	31
6.2.	Acquisition Proposals	33
6.3.	Monthly Financial Statements	39
6.4.	Transfer Taxes	39
6.5.	Reasonable Best Efforts	39
6.6.	Information; Status	41
6.7.	Access and Reports	41
6.8.	Further Assurances; Post-Closing Access.	42
6.9.	Consents	43
6.10.	Proxy Statement; Special Meeting	43
6.11.	Publicity	44
6.12.	Employees; Employee Benefits	44
6.13.	Expenses	46
6.14.	Interim Funding	46
6.15.	Non-Competition; Non-Solicitation; Confidential Business Information.	46

ARTICLE VII Conditions		48

7.1.	Conditions to Each Party’s Obligation to Close	48
7.2.	Conditions to Obligations of Buyer	48
7.3.	Conditions to Obligation of Seller	49

ARTICLE VIII Termination		50

8.1.	Termination by Mutual Consent	50
8.2.	Termination by Either Buyer or Seller	50
8.3.	Termination by Seller	50
8.4.	Termination by Buyer	51
8.5.	Effect of Termination and Abandonment	51

ARTICLE IX Miscellaneous and General		53

9.1.	Survival	53
9.2.	Modification or Amendment	54
9.3.	Waiver of Conditions	54
9.4.	Counterparts	54
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	54

9.6.	Notices	55
9.7.	Entire Agreement	56
9.8.	No Third Party Beneficiaries	56
9.9.	Obligations of Buyer and of Seller	57
9.10.	Severability	57
9.11.	Interpretation; Construction	57
9.12.	Assignment	58
9.13.	[Reserved]	58
9.14.	Release	58
9.15.	Forbearance	58

Annex A	Defined Terms	A-1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated January 5, 2018, among Alliqua Biomedical, Inc., a Delaware corporation ( “Seller”), and Celularity Inc., a Delaware corporation (“Buyer”). Each of Buyer and Seller are sometimes referred to herein as a “Party” and together as the “Parties”.

RECITALS

1.          Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the Acquired Assets (as defined below) and the Business (as defined below), as more particularly set forth in this Agreement (the “Asset Transaction”).

2.          In consideration of such sale and certain related non-competition agreements set forth herein, Buyer will deliver to Seller the Purchase Price (as defined below) and assume the Assumed Liabilities (as defined below), as more particularly set forth in this Agreement.

3.          The Board of Directors of Seller (the “Seller Board”) has unanimously (a) determined that this Agreement, and the Asset Transaction and the other transactions and agreements contemplated by this Agreement (collectively, the “Transactions”) are fair to and in the best interests of Seller and its stockholders, (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement, (c) approved and declared advisable the Transactions, and (d) resolved to recommend approval by Seller’s stockholders of this Agreement and the Transactions.

4.          The Board of Directors of Buyer has unanimously approved the Transactions on the terms and subject to the conditions set forth in this Agreement and declared it advisable for Buyer to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

Definitions

1.1.       Defined Terms. Capitalized terms in the Agreement have the meanings specified or referred to in Annex A hereto.

ARTICLE II

Purchase and Sale of Assets and Assumption of Liabilities

2.1.       Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing (defined below), Seller shall (and shall cause its Subsidiaries, as applicable, to) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and take, or cause to be purchased, acquired and taken, assignment and delivery of all of the assets, properties, contractual rights, goodwill, going concern value, rights and claims owned, leased or licensed by or to Seller (wherever located) that are primarily used in, primarily held for use in, or primarily related to, the Business (except for the Excluded Assets) (collectively, the “Acquired Assets”), free and clear of all Liens, including:

(a)       Assumed Contracts. All rights of Seller and its Subsidiaries under the Contracts set forth on Section 2.1(a) of the Seller Disclosure Letter (collectively, the “Assumed Contracts”), including all claims or causes of action of Seller or its Subsidiaries with respect to the Assumed Contracts;

(b)       Inventories. All products, parts, supplies, materials and other inventories (wherever located), used, held for use or intended to be used in the Business, as of the Closing Date, including all raw materials, work in process and finished goods inventories and all Biovance, Interfyl and MIST devices and consumables (collectively, the “Inventories”). Section 2.1(b) of the Seller Disclosure Letter sets forth the Inventories of the Business as of January 3, 2018;

(c)       Books and Records. Those books and records primarily related to the Business and Acquired Assets, including employment records relating to the applicable Continuing Employees and files and other information and/or data used by Seller or its Subsidiaries in, or that arise out of, the operation of the Business or as set forth on Section 2.1(c) of the Seller Disclosure Letter (the “Acquired Records”);

(d)       Intellectual Property Assets. All Intellectual Property that is owned by Seller or any of its Subsidiaries and used, held for use, or intended to be used primarily or exclusively in connection with the Business;

(e)       Permits. All Permits which are held by Seller or any of its Subsidiaries and used, held for use, or intended to be used primarily in the conduct of the Business as currently conducted, or for the ownership and use of the Acquired Assets, and all pending applications therefor and renewals thereof that are used, held for use or intended to be used primarily or exclusively in the operation of the Business;

(f)       Causes of Action. All rights, claims or causes of action of Seller against third parties that relate to any of the Acquired Assets or the Business; provided, however, that such claims or rights shall not include any claims, causes of action, defenses and rights of offset or counterclaim related to the Excluded Assets;

(g)       Assigned Leases. All of Seller’s right, title and interest in and to those real property leases related to the Business set forth on Section 2.1(g) of the Seller Disclosure Letter (the “Assigned Leases”);

(h)       Personal Property. All tangible personal property, including all plant, machinery, equipment, supplies, spare parts, tools, leasehold improvements, furniture, furnishings, software, hardware and vehicles, used, held for use or intended to be used in the operation of the Business;

(i)       Deposits and Prepaid Items. All deposits and advances, prepaid expenses, credits, deferred charges and other prepaid items, or portions thereof, arising out of or related to the Business or the Acquired Assets;

(j)       Insurance Proceeds. All third party property and casualty insurance proceeds and all rights to third party property and casualty insurance proceeds relating to claims arising following the Closing Date, in each case, to the extent received or receivable in respect of the Business or the Acquired Assets;

(k)       Goodwill and Intangible Assets. All goodwill and other intangible assets appurtenant to the Acquired Assets or the Business and the right to represent to third parties that Buyer is the successor to the Business; and

(l)       Other Assets. All other assets not specifically enumerated in this Section 2.1, but otherwise used, held for use or intended to be used primarily in the operation of the Business.

2.2.       Excluded Assets. Notwithstanding the foregoing, the Acquired Assets will not include the following assets (collectively, the “Excluded Assets”):

(a)       Excluded Contracts. All Contracts to which Seller is a party or by which Seller is bound, other than the Assumed Contracts;

(b)       Cash. All cash, cash equivalents and investment securities held by Seller, including any depository accounts and lockboxes in which such assets are held;

(c)       Accounts Receivable. All accounts receivable, trade receivable, notes receivable and other receivables of Seller;

(d)       Records. Other than the Acquired Records, all records and other protected business information of Seller;

(e)       Corporate Records. Seller’s Certificate of Incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, all of Seller’s Tax Returns and books and records relating to Seller’s Tax Returns or otherwise relating to Tax matters of Seller, for all periods and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(f)       Rights Under this Agreement. Any of the rights of Seller under this Agreement (or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement);

(g)       Manufacturing Business. Any assets primarily used in Seller’s hydrogel contract manufacturing business, including, without limitation, Seller’s SilverSeal and Hydress product lines.

(h)       Real Property. All of Seller’s right, title and interest in and to any leased real property, other than the Assigned Leases;

(i)       Tax Refunds. All rights and interest in any refund of Taxes to the extent such refund of Taxes is for the benefit of Seller;

(j)       Deposits and Prepaid Items. All deposits and advances, prepaid expenses, credits, deferred charges and other prepaid items, or portions thereof, of Seller that are unrelated to the Business; and

(k)       Employee Plans. All Employee Plans (including any Contracts related thereto) and all assets held with respect to the Employee Plans.

(l)       Other Excluded Assets. All of Seller’s right, title and interest in and to all of its other assets (except for the Acquired Assets).

2.3.       Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)       Assumed Contracts. All liabilities and obligations arising from and after the Closing under the Assumed Contracts;

(b)       Continuing Employees. All liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Continuing Employee arising after the Closing;

(c)       Taxes. All liabilities and obligations for (i) Taxes arising from or relating to Buyer’s operation of the Business, ownership of the Acquired Assets or assumption of the Assumed Liabilities after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.4; provided that, for the avoidance of doubt, Buyer shall not assume any Tax liabilities or obligations of Seller; and

(d)       Other Liabilities. All other liabilities and obligations arising out of or relating to Buyer's ownership or operation of the Business and the Acquired Assets from and after the Closing.

2.4.       Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of, and Seller shall and shall cause its Subsidiaries to, timely perform, satisfy, and discharge in accordance with their respective terms, the liabilities or obligations of Seller and its Subsidiaries arising out of, relating to or otherwise in respect of the Business or the Acquired Assets prior to the Closing, including the following (collectively, the “"Excluded Liabilities”):

(a)       Trade Accounts. All trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;

(b)       Pre-Closing Liabilities. Any liabilities or obligations in respect of any products sold and/or services performed by Seller or its Subsidiaries or in respect of the operation of its business (including the Business) on or prior to the Closing;

(c)       Excluded Assets. Any liabilities or obligations relating to or arising out of the Excluded Assets;

(d)       Seller Taxes. Any Tax liabilities or obligations of Seller;

(e)       Contracts. Any liabilities or obligations arising out of, under or in connection with Contracts that are not Assumed Contracts and, with respect to Assumed Contracts, any liabilities or obligations in respect of a breach by or default of Seller or its Subsidiaries accruing under such Assumed Contracts with respect to any period on or before the Closing;

(f)       Indebtedness. Any liabilities or obligations arising out of, under or in connection with any Indebtedness of Seller or any of its Subsidiaries;

(g)       Actions. Any liabilities or obligations in respect of any pending or threatened Action (i) against Seller or its Subsidiaries, or (ii) any claim arising out of, relating to or otherwise in respect of (A) the operation of the Business to the extent such Action relates to such operation on or prior to the Closing, or (B) any Excluded Asset;

(h)       Other Business. Any liabilities or obligations of Seller relating to the conduct or operation of any other business of Seller or its Subsidiaries, other than the Business;

(i)       Agreement. Any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Related Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others; and

(j)       Employees and Employee Plans. All liabilities and obligations with respect to any (i) employees or former employees of Seller (including, for the avoidance of doubt, any change of control bonus or severance obligations of Seller with respect to employees or former employees of Seller) and (ii) all obligations and liabilities with respect to the Employee Plans.

2.5.       Purchase Price. The aggregate purchase price for the Acquired Assets shall be an amount equal to $29,000,000 (the “Purchase Price”). The Purchase Price (less the amount any Bridge Loans provided by Buyer pursuant to Section 6.14 of this Agreement (which shall be deemed to have been repaid in full by Seller), if applicable) shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller and delivered to Buyer no later than two Business Days prior to the Closing Date.

2.6.       Non-Assignable Assets.

(a)       Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.6, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Acquired Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assumed Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Acquired Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.4.

(b)       To the extent that any Acquired Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.6, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Acquired Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer's expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Acquired Asset and all income, proceeds and other monies received by Seller to the extent related to such Acquired Asset in connection with the arrangements under this Section 2.6. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Acquired Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.6 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.5.

2.7.       Purchase Price Allocation.

(a)       The Purchase Price (and such other amounts as shall be treated as purchase price for U.S. federal income tax purposes) shall be allocated among the assets and other rights acquired or obtained by Buyer in connection with the transactions described in this Agreement for all Tax purposes in accordance with their respective fair market values pursuant to an allocation schedule prepared by the Buyer and delivered to the Seller as soon as reasonably practicable after the Closing, but not more than 60 days following the Closing, in accordance with Section 1060 of Code (the “Allocation”). The Seller shall, within 10 Business Days after receipt of the Buyer’s determination of the Allocation, provide written notice to the Buyer as to the portions of the Allocation (if any) with which the Seller has a disagreement, as well as Seller’s proposed revisions to such portions (the “Seller Objection Notice”). If the Seller does not provide a Seller Objection Notice to the Buyer within such 10 Business Day period, the Allocation shall be final and binding on the Parties.

(b)       If the Seller does provide a Seller Objection Notice to the Buyer within such 10 Business Day period, then the portions of the Allocation that were not objected to by the Seller shall be considered final and binding on all Parties and the Parties shall make a good faith effort to resolve any disagreements regarding the portions of such Allocation that were objected to in the Seller Objection Notice, and if the Parties are unable to resolve their disagreements regarding such items within 30 days of delivery of such Seller Objection Notice, they shall jointly retain and refer their disagreements to a nationally recognized third party accounting firm reasonably selected by the Buyer (the “Independent Expert”). The Parties shall instruct the Independent Expert to promptly review the portions of the Allocation which are in dispute among the Parties pursuant to this Section 2.7 and to resolve such dispute as promptly as is practicable. The Parties shall reasonably cooperate and respond to any inquiries from the Independent Expert in connection with the Independent Expert’s review and analysis of the portions of the Allocation which are in dispute among the Parties. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Expert shall deliver to the Buyer and the Seller a report that sets forth its resolution of the disputed items with respect to the Allocation, and such report of such items of the Allocation shall thereupon be final, binding and conclusive on the Parties; provided, however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by the Buyer, on the one hand, and the Seller, on the other hand, nor less than the smallest value for such item claimed by the Buyer, on the one hand, and the Seller, on the other hand. The costs and expenses of the Independent Expert shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party, as determined by the Independent Expert. The Parties agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(c)       Except as may be required by otherwise by applicable law, each of the Parties will (i) file or cause to be filed all Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation (as finalized pursuant to the provisions of this Section 2.7) and (ii) not take any action inconsistent therewith. Any adjustments to the Purchase Price subsequent to the initial delivery of the Allocation by the Buyer to the Seller shall be reflected in amendments to the Allocation in a manner consistent with Treasury Regulation Section 1.1060-1.

2.8.       Withholding. Buyer shall be entitled to deduct and withhold from any payments required to be made by Buyer in connection with this Agreement such amounts (if any) as it is required to deduct and withhold pursuant to the Code or any applicable provision of any state, local or non U.S. Tax laws, and any amount so deducted and withheld shall be remitted to the appropriate Governmental Entity as required by applicable laws, rules or regulations, and upon the same, such amounts shall be treated for all purposes as having been paid by the Buyer to the party to whom such payments were required to be made in connection with this Agreement.

ARTICLE III

Closing

3.1.       Closing. Unless otherwise mutually agreed in writing between the Buyer and Seller, the closing of the Transactions, (the “Closing”) will take place at the offices of Jones Day, 250 Vesey Street, New York, New York 10281, at 10:00 a.m. Eastern Time on the fifth Business Day (the “Closing Date”) following the day on which the last of the conditions set forth in Article VII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) will be satisfied or waived in accordance with this Agreement.

3.2.       Closing Deliverables.

(a)         Seller’s Deliverables. At the Closing, Seller shall deliver to Buyer the following, each in customary form, mutually acceptable to Buyer and Seller:

(i)       a bill of sale (the "Bill of Sale") in customary form and mutually acceptable to the Parties and duly executed by Seller, transferring the tangible personal property included in the Acquired Assets to Buyer;

(ii)      a pay-off letter (the “Pay-off Letter”), duly executed by Perceptive Credit Opportunities Fund, LP, evidencing the release of all Liens of Perceptive Credit Opportunities Fund, against the Acquired Assets;

(iii)     an assignment and assumption agreement (the “Assignment and Assumption Agreement”) in customary form and mutually acceptable to the Parties and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Acquired Assets and the Assumed Liabilities;

(iv)     with respect to each Lease, an Assignment and Assumption of Lease (each, an “Assignment and Assumption of Lease”), in customary form and mutually acceptable to the Parties and duly executed by Seller and, if necessary, Seller's signature shall be witnessed and/or notarized;

(v)     to the extent requested by the Buyer, a transition services agreement (the “Transition Services Agreement”) covering such reasonable transition services for a period of up to 90 days following the Closing Date (or such other period as the Parties may mutually agree), as the Parties may, acting in good faith, mutually determine;

(vi)     assignment agreements for the transfer of the Intellectual Property that is owned and used or held for use by Seller primarily or exclusively in connection with the Business (the “IP Assignment Agreements”);

(vii)    the Seller Closing Certificate;

(viii)   the FIRPTA Certificate;

(ix)     the Seller Secretary’s Certificate; and

(x)      such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)         Buyer’s Deliverables. At the Closing, Buyer shall deliver to Seller the following:

(i)       the Purchase Price, less the amount any Bridge Loans provided by Buyer pursuant to Section 6.14 of this Agreement, if applicable;

(ii)      the Bill of Sale and Assignment and Assumption Agreement each duly executed by Buyer;

(iii)     the Transition Services Agreement, if any, duly executed by Buyer;

(iv)     with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;

(v)      the Buyer Closing Certificate; and

(vi)     the Buyer Secretary’s Certificate.

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the Seller Reports filed with the SEC since January 1, 2017 and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factors section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter in agreed form delivered to Buyer by Seller contemporaneously with this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter will be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Letter only to the extent that the relevance of such item to such section or subsection is readily apparent on its face), Seller hereby represents and warrants to Buyer as follows:

4.1.       Organization, Good Standing and Qualification. Seller and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on the Business as presently conducted. Seller and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of the Business requires such qualification, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Prior to the date of this Agreement, Seller has delivered to Buyer complete and correct copies of Seller’s and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 4.1 of the Seller Disclosure Letter contains a correct and complete list of each jurisdiction in which Seller and its Subsidiaries are organized and qualified to conduct the Business.

4.2.       [Reserved].

4.3.       Corporate Authority; Approval and Fairness.

(a)       Seller has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and any Related Agreements to which it is a party, and to consummate the Transactions. Assuming the accuracy of the representations set forth in Section 5.8, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action on the part of Seller, and, assuming the conditions of Section 271 of the DGCL have been satisfied with respect to the Transactions, no other corporate proceeding or action on the part of Seller is necessary to adopt or authorize this Agreement or to consummate the Transactions. This Agreement, and each Related Agreement to which Seller is a party when so executed by Seller, has been duly executed and delivered by Seller and constitutes a valid and binding Contract of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general principles of equity, whether considered in a proceeding at law or in equity (the “Enforceability Exception”).

(b)       The Seller Board has (i) unanimously determined that the Asset Transaction is fair to, and in the best interests of, Seller, approved and declared advisable this Agreement and the Transactions contemplated hereby and resolved to recommend (subject to its right to change its recommendation pursuant to this Agreement if required by its fiduciary duties) that the Seller’s stockholders authorize this Agreement and the Transactions and (ii) received the opinion of Cowen and Company, LLC, as financial advisor to Seller, that, as of the date of such opinion, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the Purchase Price received by Seller in the Asset Transaction, was fair, from a financial point of view, to Seller (the “Fairness Opinion”). A copy of the Fairness Opinion, has been made available to Buyer by Seller solely for informational purposes.

4.4.       Governmental Filings; No Violations; Certain Contracts.

(a)       No notifications, consents, registrations, approvals, permits or authorizations are required to be obtained by Seller from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the Transactions, or in connection with the continuing operation of the Business by Buyer following the Closing, except for (i) the filing with the SEC of the Proxy Statement, (ii) as set forth in Section 4.9(a) of this Agreement, or (iii) as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (collectively, the items in clauses (i), (ii) and (iii), the “Seller Approvals”).

(b)       The execution, delivery and performance of this Agreement by Seller do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Seller or the comparable governing documents of any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a charge, pledge, security interest, claim or other encumbrance on any of the assets of Seller or any of its Subsidiaries pursuant to any agreement, lease, sublease, license, contract, note, mortgage, indenture, deed of trust, franchise, concession, arrangement, obligation or other understanding (whether written or oral) (each, a “Contract”) binding upon Seller or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law to which Seller or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any Contract binding upon Seller or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, any such breach, violation, termination, acceleration, pledge, security interest, claim or other encumbrance, or change, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Section (b)4.4(b) of the Seller Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which a notice, consent, waiver or other similar action is required for the consummation of the Transactions.

(c)       Except for (i) relationships with Seller or any of its Subsidiaries as an officer, director or employee thereof (and compensation by Seller or any of its Subsidiaries in consideration of such services) in accordance with the terms of their employment and (ii) relationships with Seller as stockholders or option holders therein, none of the directors or officers of Seller or, to the Knowledge of Seller, Persons holding more than 5% of the Shares (“5% Holders”), or any member of any of their families or Affiliates, is presently a party to, or was a party to, during the two years preceding the date of this Agreement, any transaction or Contract with Seller or any of its Subsidiaries. None of the officers or directors of Seller or, to the Knowledge of Seller, 5% Holders has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights or Trademarks, used in the business, or any supplier, distributor, or customer of Seller, except for normal rights of a stockholder.

(d)       None of Seller or any of its Subsidiaries is a party to or bound by any non-competition Contract or other Contract, in each case, that purports to limit, in any material respect, Seller’s ability (or after the Closing, Buyer’s ability) to conduct or operate the Business, including (i) the development, commercialization, manufacture, marketing, sale or distribution of any product that is being developed, manufactured, marketed, sold or distributed by Seller or any of its Subsidiaries with respect to the Business (each such product, a “Seller Product”) that is material or would reasonably be expected to become material to the Business or (ii) the manner or locations in which any of them may so engage in any business with respect to the Seller Products. For the avoidance of doubt, the Wound Care Products shall be deemed Seller Products that are material to the Business.

(e)       Neither Seller nor any of its Subsidiaries are creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 20% of the gross assets of Seller and its Subsidiaries (excluding cash and cash equivalents).

4.5.       Seller Reports; Financial Statements.

(a)       Seller has delivered to Buyer the following financial statements: (i) the gross profit and net revenue of the Business for the nine-month period ended September 30, 2017 attached hereto as Section 4.5(a)(i) of the Seller Disclosure Letter (the “Interim Financial Statements”) and (ii) the gross profit and net revenue of the Business for the fiscal years ended December 31, 2016 and December 31, 2015, each of the foregoing attached hereto as Section 4.5(a)(ii) of the Seller Disclosure Letter (the “Annual Financial Statements” and, together with the Interim Financial Statements, the “Financial Statements”). The Financial Statements fairly present the net revenue and gross profit of the Business for the periods covered thereby, are consistent with the books and records of Seller and have been prepared in accordance with GAAP. The Financial Statements do not reflect any transactions which are not bona fide transactions and do not contain any untrue statements of a fact or omit to state any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(b)       Seller has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2015 (the “Applicable Date”) (collectively, the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date, and those filed with or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Seller Reports”). Each of the Seller Reports was prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and complied in all material respects with then applicable accounting standards. Each of the Seller Reports, at the time of its filing or being furnished complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Seller Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Seller Reports did not, and any Seller Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. None of the Seller Reports is the subject of an ongoing or outstanding Action by the SEC. There are no outstanding or unresolved comments in comment letters received by Seller from the SEC or its staff. There has been no correspondence between the SEC and Seller between the Applicable Date and the date of this Agreement that is not available on the SEC’s Electronic Data Gathering Analysis and Retrieval database.

(c)       Since the Applicable Date, Seller has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NASDAQ.

(d)       Seller maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure, that information required to be disclosed by Seller is recorded and reported on a timely basis to the individuals responsible for the preparation of Seller’s filings with the SEC and other public disclosure documents. Seller maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Seller has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Seller’s auditors and the audit committee of the Seller Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information and has identified for Seller’s auditors and audit committee of the Seller Board any material weaknesses in internal control over financial reporting and (B) any fraud known to Seller, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Seller employees regarding questionable accounting or auditing matters, have been received by Seller. Seller has made available to Parent a summary of all complaints or concerns relating to other matters made since the Applicable Date through Seller’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.

(e)       Each of the Annual Financial Statements and Interim Financial Statements fairly presents, in all material respects, the gross profit and net revenue of the Business, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

4.6.       Absence of Certain Changes. Except as expressly contemplated by this Agreement, since the date of the Interim Financial Statements, (i) Seller and its Subsidiaries have conducted the Business in the ordinary course of such businesses, (ii) there has not been with respect to the Business any event, change in circumstances or effect involving, or other change in, the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development, except as would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect, and (iii) neither Seller nor any of its Subsidiaries has taken any of the actions with respect to the Business described in Section 6.1(a) (iv), (vi), (vii), (viii) or (ix), except as set forth on Section 4.16 of the Seller Disclosure Letter.

4.7.       Litigation and Liabilities.

(a)       With respect to the Business, there is no Action pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries or the Business or in respect of the Acquired Assets except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b)       With respect to the Business, none of Seller or any of its Subsidiaries or any of their respective businesses or assets (including the Acquired Assets) is party to or subject to the provisions of any order, writ, judgment, award injunction or decree of any Governmental Entity or any arbitrator, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(c)       Except as set forth in Section 4.7(c) of the Seller Disclosure Letter, Seller does not have any Liability related to the Business other than (i) Liabilities set forth in the Financial Statements and (ii) Liabilities which have arisen after the date of the Interim Financial Statements in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit).

4.8.       Employee Benefits.

(a)       Section 4.8(a) of the Seller Disclosure Letter sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of Seller, any of its Subsidiaries or any member of the Controlled Group that are sponsored or maintained by Seller, any of its Subsidiaries or any member of the Controlled Group or with respect to which Seller, any of its Subsidiaries or any member of the Controlled Group has made within the six-year period prior to the date hereof or is required to make payments, transfers, or contributions or with respect to which Seller or any of its Subsidiaries have or may have any liability or obligation (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). Neither Seller nor any of its Subsidiaries has any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans. No Employee Plan is maintained outside of the United States.

(b)       Copies of the following materials have been delivered or made available to Buyer: (i) all current and prior plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination, advisory or opinion letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Plans, (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) all correspondence relating to any Employee Plan between Seller or any of its Subsidiaries or their respective representatives and any Governmental Entity within three years prior to the date hereof.

(c)       Each Employee Plan has been maintained, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance with all applicable Laws.

(d)       Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e)       Neither Seller nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)       With respect to each group health plan benefiting any current or former employee of Seller or any member of the Controlled Group that is subject to Section 4980B of the Code, Seller and each member of the Controlled Group have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g)       There is no pending or, to the Knowledge of Seller, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits), nor is there any basis for one, which individually, or in the aggregate, could result in material liability to Buyer, or could result in a Lien attaching to the Acquired Assets.

(h)       No Employee Plan provides payments or benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(i)       The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Seller or any of its Subsidiaries to any current or former director, manager, officer, employee or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, manager, officer, employee or consultant (or dependents of such Persons) of Seller or any of its Subsidiaries.

(j)       No amount that could be received (whether in cash or property or the vesting of property) as a result of the Asset Transaction or any of the other Transactions by any employee, officer or director of Seller or any of its Subsidiaries or any of their respective affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

4.9.       Compliance with Laws; Permits.

(a)       Since January 1, 2015, the Business has been and is being conducted in compliance in all material respects with all applicable federal, state, local or foreign law, statutes or ordinances, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Entity (collectively, “Laws”). No Action by any Governmental Entity with respect to the Business is pending or, to the Knowledge of Seller, threatened, nor has any Governmental Entity threatened to conduct the same. No material change is required in Seller’s or any of its Subsidiaries’ processes, properties or procedures to comply with any such Laws; and none of Seller or any of its Subsidiaries has received any written notice of any material noncompliance with any such Laws that has not, to the Knowledge of Seller, been cured as of the date of this Agreement. Seller and each of its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations (including marketing authorizations, pre-market approvals, clearances, CE Marking, investigational new drug application (as set forth in 21 C.F.R. Part 312), investigational device exemption (as set forth in 21 C.F.R. Part 812)), franchises, variances, exemptions and orders issued or granted by a Governmental Entity or any Notified Bodies, as applicable in the jurisdiction concerned (collectively “Permits”), necessary to conduct the Business as currently conducted. A list of each material Permit with respect to the Business is set forth on Section 4.9(a) of the Seller Disclosure Letter. All Permits are valid and in full force and effect except for suspensions, cancellations, delays in filing reports or violations which would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect. No notification to, or consent from any Governmental Entity is required in order for the Permits to remain in full force and effect immediately following the Closing.

(b)       None of Seller or any of its Subsidiaries or, to the Knowledge of Seller, any of each of their respective directors, officers, employees, consultants, sales representatives, distributors or agents, in such capacity and on behalf of Seller, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) violated, directly or indirectly, any applicable money laundering or anti-terrorism Law or directly or indirectly lent, contributed or otherwise made available any funds to any Person for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by OFAC. Seller, its Subsidiaries, and to the Knowledge of Seller, its Affiliates and each of their respective directors, officers, employees, consultants, sales representatives, distributors, agents and business partners have complied at all times, and are in compliance in all material respects, with all applicable U.S. and non-U.S. anti-corruption and anti-bribery Laws with respect to Seller, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.). In this regard, Seller, its Subsidiaries and, to the Knowledge of Seller, its Affiliates and each of their respective directors, officers, employees, consultants, sales representatives, distributors, agents and business partners, in such capacity and on behalf of Seller, have not given, offered, agreed or promised to give, or authorized the giving, directly or indirectly, of any money or other thing of value to any Person as an inducement or reward for favorable action or forbearance from action or the exercise of influence. Seller, its Subsidiaries and, to the Knowledge of Seller, its Affiliates have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to be effective to ensure, continued compliance with any such U.S. and non-U.S. anti-bribery, anti-corruption money laundering and anti-terrorism Laws.

4.10.     Material Contracts.

(a)         Section 4.10(a) of the Seller Disclosure Letter lists each of the following Contracts (x) by which any of the Acquired Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Acquired Assets:

(i)       any Contract that is reasonably expected to require either (x) annual payments to or from Seller or any of its Subsidiaries of more than $250,000 or (y) aggregate payments to or from Seller or any of its Subsidiaries for more than $500,000;

(ii)      any Contract for the purchase, sale or lease of real or personal property or any option to purchase, sell or release real or personal property, in either case, that provides for aggregate annual payments by Seller or any of its Subsidiaries in an amount exceeding $250,000;

(iii)     any Contract that relates to the acquisition or disposition of any business or assets or the sale or supply of any Seller Product or technology services pursuant to which Seller or any of its Subsidiaries has any liability in excess of $500,000 individually or $1,000,000 in the aggregate;

(iv)     any Contract evidencing indebtedness of Seller or any Subsidiary for borrowed money or the deferred purchase price of property, including (x) obligations under capital leases and (y) guarantees or similar obligations with respect to indebtedness for borrowed money of any other Person, whether incurred, assumed, guaranteed or secured by any asset, in excess of $500,000 individually or $1,000,000 in the aggregate;

(v)     any Contract (x) with any customer that is one of the Top Customers or (y) with any supplier that is one of the Top Suppliers;

(vi)     any Contract required to be, but that has not yet been filed as an exhibit to any Seller Report;

(vii)    any Contract that contains any provision expressly requiring Seller or any of its Subsidiaries to purchase or sell goods or services exclusively to or from another Person or that otherwise purports to limit either the type of business in which Seller or its Subsidiaries (or after the Closing, Buyer or any of its Affiliates) may engage or the manner or locations in which any of them may so engage in any business;

(viii)   any Contract that would reasonably be likely to require the disposition of any assets, line of business or product line of Seller or any of its Subsidiaries or restrict the disposition of the same by Seller or any of its Subsidiaries (or after the Closing, Buyer or any of its Affiliates);

(ix)     any Contract that grants “most favored nation” status (including any that, after the Closing, would bind Buyer or any of its Affiliates);

(x)      any Contract that prohibits or limits the rights of Seller or any of its Subsidiaries to make, sell or distribute any products or services (or after the Closing Date, Buyer or any of its Affiliates);

(xi)     any Contract to which Seller or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract);

(xii)    any Contract pursuant to which, other than a Contract entered into in the ordinary course of Seller’s business, (A) Seller or any of its Subsidiaries grants to any third party any license, release, covenant not to sue or similar right with respect to Owned Intellectual Property, or (B) Seller or any of its Subsidiaries receives a license, release, covenant not to sue or similar right with respect to any Intellectual Property owned by a third party (other than generally commercially available software); and

(xiii)   any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (the Contracts described in clauses (i) - (xiii), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(b)       A true and correct copy of each Material Contract has previously been delivered to Buyer and each Material Contract is valid and binding on Seller or its Subsidiaries, as the case may be, except for the Enforceability Exception and, to the Knowledge of Seller, each other party thereto, and is, in all material respects, in full force and effect (except for those Contracts that have expired in accordance with their terms). There is no default under any Material Contracts by Seller or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Seller or its Subsidiaries, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

4.11.     Property.

(a)       Neither Seller nor any of its Subsidiaries owns any real property parcels. Section 4.11(a) of the Seller Disclosure Letter sets forth a true, complete and accurate list of all leases, subleases or other occupancy arrangement with respect to the Business pursuant to which Seller or any of its Subsidiaries is a party or has a right to use the real property owned by another Person (the “Leases”), including the address or location and use of the subject Leased Real Property.

(b)       Each of Seller and its Subsidiaries that leases Leased Real Property pursuant to a Lease has a valid leasehold interest therein, free and clear of all Liens, except as would not reasonably be expected to materially and adversely affect the continued use of the property for the purposes for which the property is being used by Seller and its Subsidiaries.

(c)       There are no Contracts giving any Person other than Seller or any of its Subsidiaries any right to access, use or occupy any portion of the Leased Real Property, and there is no Person, other than Seller or any of its Subsidiaries, in possession or having any right to occupy any of the Leased Real Property. Neither Seller nor any of its Subsidiaries has, and, to the Knowledge of Seller, no landlord of any Leased Real Property has, exercised any option or right to terminate, renew or extend or otherwise materially affect the rights or obligations of the tenant under any Lease. True, complete and accurate copies of all Leases have been made available to Buyer.

(d)       The ownership, occupancy, use and operation of the Leased Real Property does not violate in any material respect any instrument of record or Contract affecting such property.

(e)       There are no pending or, to the Knowledge of Seller, threatened (i) appropriation, condemnation, eminent domain or like Actions relating to the Leased Real Property or (ii) Actions to change the zoning classification, variance, special use, or other applicable land use Law of any portion or all of the Leased Real Property.

4.12.     Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in Seller’s certificate of incorporation or bylaws is applicable to Seller, the Asset Transaction or the other Transactions.

4.13.     Environmental Matters. Except for such matters as would not be reasonably likely to have a Material Adverse Effect: (a) Seller and its Subsidiaries are and since January 1, 2015, have been in compliance with Environmental Law; (b) there has been no release or threatened release of any Hazardous Substances on any property currently owned or operated by Seller or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures); (c) there has been no release or threatened release of Hazardous Substances on property formerly owned or operated by Seller or any of its Subsidiaries during the time of Seller’s or Subsidiaries’ period of ownership or operation; (d)  neither Seller nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, in each case in writing, alleging that Seller or any of its Subsidiaries may be in violation of any Environmental Law or alleging that Seller or any of its Subsidiaries is responsible for the investigation or remediation of a release of Hazardous Substance at a property not owned or operated by Seller or any Subsidiary; and (e) neither Seller nor any of its Subsidiaries is subject to any order, decree, or injunction with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances. Seller has delivered to Buyer true and complete copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Seller or its Subsidiaries or their respective current and former properties or operations.

4.14.     Taxes.

(a)       Seller and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns were and are complete and accurate in all respects; (ii) have paid all Taxes that are required to be paid (whether or not shown on the Tax Returns or Tax assessment made in writing or deficiency asserted in writing by the relevant Governmental Entity); (iii) have properly withheld and paid to the appropriate Governmental Entity all Taxes that Seller or any of its Subsidiaries are or were obligated to withhold and pay from amounts owing to any employee, creditor or third party, and (iv) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)       There are no Actions either pending or threatened in writing in respect of Taxes or Tax matters of the Seller or any of its Subsidiaries.

(c)       There are no unresolved questions or Actions concerning the Tax liability of Seller or any of its Subsidiaries that are not disclosed and adequately reserved for in the Seller Reports.

(d)       There is no Lien, other than Permitted Liens, on any of the Business and the Acquired Assets that arose in connection with any failure (or alleged failure) to pay, or delay (or alleged delay) in paying, any Tax.

(e)       No written claim has ever been made by a Governmental Entity in a jurisdiction where Seller or any of its Subsidiaries do not file Tax Returns that Seller or its Subsidiary is or may be subject to taxation by that jurisdiction.

(f)        There are no Tax rulings, requests for rulings or closing Contracts in effect with any Governmental Entity relating to the Business and Acquired Assets that will affect the Business and Acquired Assets for any taxable period ending after the Closing Date.

(g)       Seller has made available to the Buyer true and correct copies of the United States federal income Tax Returns filed by Seller and its Subsidiaries for each of the fiscal years ended in 2016, 2015, 2014 and 2013.

4.15.     Labor Matters.

(a)       (i) Neither Seller nor any of its Subsidiaries is a party to, bound by or subject to any collective bargaining agreement or other similar type of contract with any labor union, (ii) neither Seller nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining representative, (iii) no union or group of employees has made a pending demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board and (iv) no union or collective bargaining representative has been certified as representing any employees of any of Seller or any of its Subsidiaries and no organizational attempt has been made or, to the Knowledge of Seller, threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of Seller or any of its Subsidiaries. Within the last three (3) years, neither Seller nor any of its Subsidiaries nor any of their respective predecessors has experienced any labor strike, slowdown or stoppage or any other material labor difficulty, and, to the Knowledge of Seller, there are no facts or circumstances that might lead to any such labor dispute.

(b)       Section 4.15(b)-1 of the Seller Disclosure Letter lists, to the extent applicable, as of the date hereof, for each employee, consultant, independent contractor, director and manager of Seller or any of its Subsidiaries, his or her: (i) name; (ii) title; (iii) location; (iv) date of hire; (v) exempt/non-exempt status; (vi) employment status (i.e., whether full-time, temporary, leased, etc.); (vii) active or inactive status (including type of leave, if any); (viii) accrued but unused vacation; and (ix) current annual base salary or hourly wage rate (or other compensation) and target bonus/commission for the current year. Except as set forth on Section 4.15(b)-2 of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries employs or engages any employee, consultant or independent contractor who cannot be dismissed immediately, whether currently or immediately after the Transactions, without notice or cause and without further liability to Seller or any of its Subsidiaries.

(c)       With respect to the employees of Seller and its Subsidiaries, during the last twelve (12) months, there has been no mass layoff, plant closing or shutdown that could implicate the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Law. All current employees of Seller and its Subsidiaries who work in the United States are, and all former employees of Seller and its Subsidiaries who worked in the United States whose employment terminated (voluntarily or involuntarily) prior to the Closing Date were, legally authorized to work in the United States. Seller and its Subsidiaries, as applicable, have completed and retained, in all material respects, the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 for all employees hired prior to the Closing Date, and at all times prior to the Closing Date, Seller and its Subsidiaries were in compliance, in all material respects, with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of the Immigration Reform and Control Act of 1986. All individuals who perform services for Seller or any of its Subsidiaries have been classified correctly in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws, as employees, independent contractors or leased employees, and neither Seller nor any of its Subsidiaries received notice to the contrary from any Person or Governmental Entity.

(d)       Neither Seller nor any of its Subsidiaries are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Neither Seller nor any of its Subsidiaries, nor any of their respective executive officers, has ever received any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Seller or any of its Subsidiaries and, to the Knowledge of Seller, no such investigation is in progress. Seller and its Subsidiaries are in compliance with all applicable Laws respecting labor and employment, including termination of employment or failure to employ, employment practices, terms and conditions of employment, immigration, wages and hours, working time, employment standards, civil rights, discrimination and retaliation, occupational safety and health, family or medical leave, exempt/non-exempt and contingent worker classifications and workers’ compensation. There are no labor or employment actions pending, or to the Knowledge of Seller threatened, between Seller and its Subsidiaries and any employees, current or former, of Seller or its Subsidiaries.

(e)    Neither Seller nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments, contributions or deductions to be made in the ordinary course of business). There are no pending claims against Seller or any of its Subsidiaries under any workers compensation plan or policy or for long term disability.

4.16.     Intellectual Property.

(a)       Section 4.16(a) of the Seller Disclosure Letter sets forth a true and complete list of all Owned Intellectual Property that is registered or subject of a pending application and included in the Acquired Assets (the “Registered Owned Intellectual Property”), indicating for each item the registration or application number, the date of filing or issuance, the applicable filing jurisdiction, names of all current applicant(s) and registered owner(s), as applicable. Seller and its Subsidiaries have complied with all necessary requirements to preserve and maintain each item of Registered Owned Intellectual Property in full force and effect.

(b)       Seller and its Subsidiaries own or have the right to use all Intellectual Property and IT Assets included in the Acquired Assets that are used in or held for use in (i) the Wound Care Products and (ii) their respective business as presently conducted (collectively, the “Seller Intellectual Property”), and none of the Transactions will impair or otherwise adversely affect any such rights. All Registered Owned Intellectual Property that is subject of a registration is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or Contract adversely affecting or that could adversely affect Seller’s or its Subsidiaries’ use of, or its rights to, Registered Owned Intellectual Property.

(c)       Seller and its Subsidiaries solely and exclusively own all Intellectual Property owned or purported to be owned by Seller or any of its Subsidiaries and included in the Acquired Assets (“Owned Intellectual Property”), free and clear of Liens, other than Permitted Liens.

(d)       The products and services of, and conduct of the businesses of, Seller and its Subsidiaries as currently sold or conducted, and the research, development, labeling, manufacture, use, sale, offer for sale, importation, and other distribution or commercial exploitation of the Seller Products, as applicable do not infringe upon, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third party. Neither Seller nor any of its Subsidiaries has received any written notice from a third party within the past three years, and there are no pending or, to the Knowledge of Seller, threatened claims (including in the form of offers or invitations to license) that (A) assert the infringement, dilution, misappropriation or other violation of any Intellectual Property rights of a third party or (B) except to the extent part of the prosecution history of any Registered Owned Intellectual Property, challenge the validity, enforceability, priority or registrability of, or any right, title or interest of Seller or any of its Subsidiaries with respect to, any Owned Intellectual Property.

(e)       To the Knowledge of Seller, no third party is infringing, misappropriating, misusing, diluting or violating any Owned Intellectual Property. None of Seller or any of its Subsidiaries has made any written or, to the Knowledge of Seller, oral claim against any third party alleging the infringement, misappropriation, misuse, dilution or violation of any Owned Intellectual Property.

(f)       Seller and its Subsidiaries have taken all reasonable measures to protect and maintain the confidentiality of all Trade Secrets that are owned or held by Seller and its Subsidiaries, as applicable, and included in the Acquired Assets and to the Knowledge of Seller, there has been no unauthorized disclosure by Seller or any of its Subsidiaries of any such Trade Secrets.

(g)       The IT Assets owned, used or held for use by Seller or any of its Subsidiaries and included in the Acquired Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Seller and its Subsidiaries in connection with their business. To the Knowledge of Seller, such IT Assets are free from any material software defects and do not contain any material “back door,” “time bomb,” “Trojan horse,” “worm,” “virus” or other software routine or hardware component that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. Seller and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology.

(h)       Seller and its Subsidiaries have executed written proprietary information and inventions Contracts with all of their past and present employees who are or who were involved in the creation or development of the Seller Products pursuant to which such employees have assigned to Seller and its Subsidiaries all right, title and interest in and to all Intellectual Property for the Seller Products created within the scope of their employment and have agreed to hold all Trade Secrets of Seller and its Subsidiaries in confidence both during and after the term of their employment.

4.17.     Insurance. All insurance policies and surety bonds related to the Business carried by or covering Seller and its Subsidiaries, together with adequately capitalized self-insured arrangements (collectively, the “Insurance Policies”) provide coverage in such amounts and with respect to such risks and losses as is adequate for the Business. The Insurance Policies are in full force and effect, and, as of the date of this Agreement, no notice of cancellation has been received by Seller or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due. All premiums, audits, adjustments or collateralization requirements on the Insurance Policies have been paid and Seller and its Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies.

4.18.     Brokers and Finders. Except (i) as set forth in Section 4.18 of the Seller Disclosure Letter and (ii) that Seller has employed Cowen and Company, LLC, as its financial advisor, Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions. Seller has made available to Buyer a complete and accurate copy of all Contracts pursuant to which any such broker or finder is entitled to any fees and expenses, and has disclosed to Buyer the amount of such fees and expenses, in connection with the Transactions.

4.19.     Customers/Suppliers.

(a)       Section 4.19(a) of the Seller Disclosure Letter sets forth the Top Customers of the Business. As of the date of this Agreement, none of the Top Customers has canceled or otherwise terminated, or, to the Knowledge of Seller, threatened to cancel or otherwise terminate its relationship with Seller or any of its Subsidiaries. As of the date of this Agreement, neither Seller nor any of its Subsidiaries has received notice that any such customer intends to cancel or otherwise materially adversely modify its relationship (including by seeking to renegotiate contractual terms) with Seller or any of its Subsidiaries.

(b)       Section 4.19(b) of the Seller Disclosure Letter sets forth the Top Suppliers of the Business. As of the date of this Agreement, none of the Top Suppliers has canceled or otherwise terminated, or, to the Knowledge of Seller, threatened to cancel or otherwise terminate its relationship with Seller or any of its Subsidiaries. As of the date of this Agreement, neither Seller nor any of its Subsidiaries has received notice that any such supplier intends to cancel or otherwise materially adversely modify its relationship (including by seeking to renegotiate contractual terms) with Seller or any of its Subsidiaries.

4.20.     Warranties/Product Liability. Except as specifically reflected, reserved against in accordance with GAAP or otherwise disclosed on the consolidated balance sheet of Seller included in Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, or incurred since December 31, 2016 in the ordinary course of business, (a) neither Seller nor any of its Subsidiaries has received any written notice of any material Action or violation by or before any Governmental Entity relating to any Seller Product, including the packaging and advertising related thereto, or any services provided by Seller or any of its Subsidiaries, nor is there any Action involving a Seller Product pending or, to the Knowledge of Seller, threatened by any Person, (b) there has not been, nor is there under consideration by Seller or any of its Subsidiaries, any recall of a Seller Product or post-sale warning of a material nature concerning any Seller Product , (c) there are no pending or, to the Knowledge of Seller, threatened claims with respect to any such warranty which would reasonably be expected to be material to Seller or any Subsidiary or the Business, and (d) there are no material pending or, to the Knowledge of Seller, threatened product liability claims with respect to any Seller Product and no such claims have been settled or adjudicated. The Business and all Seller Products comply in all material respects with applicable governmental authorizations and Laws, and to the Knowledge of Seller, there have not been and there are no material defects or deficiencies in such Seller Products.

4.21.     Entire Interest; All Assets. The Acquired Assets comprise all of the all property, assets and rights used or held for use primarily in the Business or necessary to the operation of the Business and are sufficient for Buyer to conduct the Business from and after the Closing Date without interruption and in the ordinary course of business in substantially the same manner as currently conducted by Seller and its Subsidiaries. No Affiliate of Seller or any other Person holds any right, title or interest in any of the Acquired Assets.

4.22.     Regulatory Matters.

(a)       Without limitation of Section 4.9(a), Seller and its Subsidiaries and to the Knowledge of Seller its respective directors, officers, employees, and agents (while acting in such capacity) are, and have been since January 1, 2015, in compliance, and the Business of Seller and its Subsidiaries (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of the Seller Products) has been operated by them in accordance, in all material respects with all Laws relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Laws of any Governmental Entity, including the United States Drug Enforcement Administration, the United States Department of Health and Human Services and its constituent agencies, the Centers for Medicare & Medicaid Services, the Office of Inspector General and the United States Food and Drug Administration (the “FDA” and, collectively with other applicable U.S., state or foreign regulatory authorities and any Notified Bodies, “Regulatory Authorities”), including, to the extent applicable, the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.) (the “FDCA”), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the Safe Medical Devices Act of 1990, the implementing rules and regulations promulgated pursuant to the foregoing laws, and the Federal Acquisition Regulations (48 C.F.R. Parts 1-53)), (ii) the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, (iii) the applicable laws precluding off-label marketing of drugs, devices and other health care products, (iv) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, requirements of the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, requirements of Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) state pharmaceutical assistance programs and regulations under such Laws, and (v) any state, local or foreign equivalents to any of the foregoing. To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that will (without notice or lapse of time) constitute or result in a violation by Seller or its Subsidiaries or the Business of, or a failure on the part of Seller or its Subsidiaries or the Business to comply with, any such Laws. Seller and its Subsidiaries and the Business have complied with any and all obligations pertaining to listing any relevant Patents included in (or required to be included in) the Registered Owned Intellectual Property in the FDA Orange Book and have also complied with any and all obligations under the Bayh-Dole Act.

(b)       Neither the Business nor any of Seller, its Subsidiaries or any of their respective officers, directors, employees, or to the Knowledge of Seller, any consultants, subcontractors or agents of Seller or any of its Subsidiaries (i) is excluded or debarred under the Generic Drug Enforcement Act of 1992 or any government health care program, including Medicare and Medicaid; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code; (iii) is currently listed on the General Services Administration/System for Award Management published list of parties excluded from federal procurement programs and non-procurement programs; (iv) to the Knowledge of Seller, is the target or subject of any current or threatened investigation by a Governmental Entity relating to the violation of, or failure to comply with, any of the Laws referenced in Section 4.22(a) applicable to any Seller Product or any government health care program-related offense or violation; or (v) is currently charged with or has been convicted of any criminal offense relating to the delivery of an item or service under any government health care program. No claims, actions, proceedings or investigations that would reasonably be expected to result in any of the foregoing are pending, and Seller has not received written notice that any such claims, actions, proceedings or investigations are threatened against Seller, Seller’s Subsidiaries, or any of their respective officers or key employees. To the Knowledge of Seller, there are no facts or circumstances that could give rises to any such claims, actions, proceedings or investigations for non-compliance with any applicable Laws referenced in Section 4.22(a).

(c)        (i) To the Knowledge of Seller, there is no pending action, investigation or inquiry of any type by any Regulatory Authority (other than non-material routine or periodic inspections or reviews) against Seller or its Subsidiaries relating to the Business or the Seller Products; (ii) since January 1, 2015, no Seller Product has been recalled, suspended or discontinued; and (iii) since January 1, 2015, none of Seller or any of its Subsidiaries has received any written notification, correspondence or any other written communication from any Governmental Entity, including any Regulatory Authority, of potential or actual material non-compliance by, or liability of, Seller or any of its Subsidiaries, under any of the Laws referenced in Section 4.22(a).

(d)       None of Seller nor any of its Subsidiaries, nor to the Knowledge of Seller, any contract manufacturer, contract research organization or distributor has received, since January 1, 2015, any FDA form 483s, “warning letters,” or other written notice from the FDA or any other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permits in connection with the Business or any Seller Product.

(e)       To the Knowledge of Seller, there are no facts or circumstances indicating that any Permit, including an applicable marketing authorization for a Seller Product, will be withdrawn or that there has been any failure to receive or obtain any required Permit, including any marketing authorization. Neither Seller nor its Subsidiaries has received any written notification from the FDA or other Governmental Entity requesting that Seller or its Subsidiaries make any material change in the labeling of any Seller Products.

(f)       The manufacture of the Seller Products by Seller and, to the Knowledge of Seller, by third parties is and has been since January 1, 2015 conducted in compliance in all material respects with current Good Manufacturing Practice. To the Knowledge of Seller, no Seller Product has been adulterated within the meaning of 21 U.S.C. § 351 (or similar applicable Law) or misbranded within the meaning of 21 U.S.C. § 352 (or similar applicable Law).

(g)       All studies, tests, and preclinical and clinical research being conducted by or, to the Knowledge of Seller, on behalf of Seller by any of its licensors, collaborative partners or other third parties, with respect to any Seller Product, are being, and at all times have been conducted in material compliance with all applicable Laws, including as applicable, Good Laboratory Practice and Good Clinical Practice.

(h)       None of Seller or any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written agreements, in each case, entered into with or imposed by any Regulatory Authority, and, to the Knowledge of Seller, no such agreement has been threatened in writing. Seller and its Subsidiaries have not engaged in any voluntary disclosure or self-disclosure to any Regulatory Authority concerning any alleged, potential or actual non-compliance with any Laws related to the Business or any Seller Product, and, to the Knowledge of Seller, no such self-disclosure to any Regulatory Authority is warranted.

4.23.     Title to Tangible Assets. Seller has good and marketable title to or a valid leasehold interest in all of the Acquired Assets, free and clear of all Liens, except for the Liens of Perceptive Credit Opportunities, LP, which shall be released at Closing upon receipt by Perceptive Credit Opportunities, LP of the amounts set forth in the Pay-off Letter. All of the tangible personal property included among the Acquired Assets are, in all material respects, in good operating condition, maintenance and repair and are suitable and adequate for the uses to which they are being put (with due consideration for reasonable wear and tear and the age of each specific tangible asset). Upon the Closing, Buyer will have good and transferable title to the Acquired Assets, free and clear of any Liens, and will own, or have a valid legal right to use, sufficient property, assets and other rights (whether tangible or intangible) to be able to operate and conduct the Business in substantially the same manner as conducted as of the date of this Agreement.

ARTICLE V

Representations and Warranties of Buyer

Except as set forth in the corresponding sections or subsections of the disclosure letter in agreed form delivered to Seller by Buyer contemporaneously with this Agreement (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter will be deemed disclosure with respect to any other section or subsection of the Buyer Disclosure Letter only to the extent that the relevance of such item to such section or subsection is readily apparent on its face), Buyer each hereby represent and warrant to Seller that:

5.1.       Organization, Good Standing and Qualification. Each of Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Buyer is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions. Prior to the date of this Agreement, Buyer has made available to Seller a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of Buyer, each as amended to the date of this Agreement and each as so delivered is in full force and effect.

5.2.       Corporate Authority. Each of Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by each of Buyer and is a valid and binding Contract of, Buyer, enforceable against each of Buyer in accordance with its terms, subject to the Enforceability Exception.

5.3.       Governmental Filings; No Violations; Etc.

(a)       No notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions, except for (i) applicable requirements, if any, of (A) the Exchange Act, (B) state securities or “blue sky” Laws, (C) the DGCL to file appropriate documentation and (D) NASDAQ, and (ii) the filing of customary applications and notices, as applicable with any Governmental Entity.

(b)       The execution, delivery and performance of this Agreement by Buyer do not, and the consummation by Buyer of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Buyer, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Buyer pursuant to, any Contracts binding upon Buyer or, assuming (solely with respect to performance of this Agreement and the consummation of the Transactions) compliance with the matters referred to in Section 5.3(a), under any Law to which Buyer is subject; or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (iii) above, as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

5.4.       Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, any of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

5.5.       Sufficiency of Funds. On the Closing Date, Buyer will have sufficient funds to pay (i) the Purchase Price in accordance with Article 2 and to consummate the Transactions and (ii) all fees and expenses required to be paid by Buyer in connection therewith.

5.6.       [Reserved].

5.7.       Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.

5.8.       Ownership of Shares. Buyer and its Subsidiaries do not beneficially own any shares of Seller’s common stock as of the date hereof. Buyer does not, alone or together with any other Person, was at any time, or became, an “interested stockholder” of Seller as defined in Section 203 of the DGCL, or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement or the Transactions.

ARTICLE VI

Covenants

6.1.       Interim Operations.

(a)         From the date of this Agreement and until the Closing or the earlier termination of this Agreement, except that Seller may incur up to an additional $3,000,000 of debt from Perceptive Credit Opportunities Fund, L.P. and as (w) required by Law, (x) otherwise expressly contemplated by this Agreement, (y) set forth in Section 6.1 of the Seller Disclosure Letter or (z) consented to in writing by Buyer (which consent will not be unreasonably withheld, conditional or delayed), Seller will, and will cause each of its Subsidiaries to, conduct the Business in the ordinary course of business consistent with past practice and in material compliance with all material applicable Laws and Permits, and will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve intact its present Business organization, maintain in effect all of its Permits, keep available the services of its directors, officers and employees and maintain existing relations and goodwill with Governmental Entities, customers, distributors, lenders, partners, suppliers and others having material business associations with it or its Subsidiaries. Without limiting the generality of the foregoing and subject to the exceptions set forth in the foregoing clauses (w), (x), (y) and (z), from the date of this Agreement until the Closing, Seller will not and will not permit its Subsidiaries to:

(i)       adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii)       merge or consolidate Seller or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or restrictions on its assets, operations or businesses;

(iii)       create or incur any Lien or other encumbrance on any of the Acquired Assets, other than Permitted Liens and operating Liens incurred in the ordinary course of business consistent with past practice;

(iv)       make any changes with respect to accounting policies or procedures used by it in the preparation of the Financial Statements or revalue or reclassify in any material respect any of the Acquired Assets or the Assumed Liabilities, except as required by changes in applicable GAAP;

(v)       (A) waive, release, settle or compromise any pending or threatened Action against Seller or any of its Subsidiaries relating to the Business other than settlements or compromises of any Action (1) in which the amount paid by or on behalf of Seller or any of its Subsidiaries in settlement or compromise does not exceed $500,000 individually or $1,000,000 in the aggregate and (2) that would entail the incurrence of (I) any obligation or liability of Seller or any of its Subsidiaries in excess of such amount, including costs or revenue reductions or (II) any obligation that would impose any material restrictions on the business or operations of Seller or its Subsidiaries or (B) commence, join or appeal in any Action, other than in the ordinary course of business;

(vi)       other than in the ordinary course of business and consistent with past practices, (A) make or change any material Tax election, (B) change Seller’s or any of its Subsidiaries’ method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) surrender any right to a refund of material Taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(vii)       fail to maintain in full force and effect material Insurance Policies or comparable replacement policies covering Seller and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(viii)       transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the Acquired Assets, except in the ordinary course of business consistent with past practice and sales of obsolete assets;

(ix)       except as required pursuant to any Employee Plan, consistent with past practice, or as otherwise required by applicable Law, (A) pay, grant or provide any severance or termination payments or benefits to any Continuing Employee; (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus, incentive or retention payments to, or make any new equity awards to any Continuing Employee, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers; (C) establish, adopt, amend or terminate any Employee Plan or amend the terms of any outstanding equity-based awards; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan; (E) change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (F) forgive any loans to any Continuing Employee;

(x)       enter into any new line of business; or

(xi)       agree, authorize or commit to do any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar Contract with respect to any of the foregoing actions.

(b)         Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Business prior to the Closing, and nothing contained in this Agreement is intended to give Seller, directly or indirectly, the right to control or direct Buyer’s operations. Prior to the Closing, each of Buyer and Seller will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business and operations.

6.2.       Acquisition Proposals.

(a)         No Solicitation or Negotiation. Seller agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries will, and that it will direct and use its commercially reasonable efforts to cause its and its Subsidiaries’ employees, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives (such directors, officers, employees, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)       initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)       engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal, except to notify such Person of the existence of this Section 6.2;

(iii)       enter into any Contract with respect to any Acquisition Proposal; or

(iv)       grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or fail to enforce any standstill or confidentiality agreement.

(b)         Response to Acquisitions Proposals. Notwithstanding anything in the foregoing to the contrary, prior to, but not after, the date of the Stockholder Meeting at which the Stockholder Approval is obtained (“End Date”), if Seller receives a written Acquisition Proposal that did not result from a breach of this Section 6.2 and which the Seller Board determines in good faith to be bona fide, Seller and its Representatives may (i) provide information in response to a request therefor by the Person who has made such Acquisition Proposal, but only if Seller receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in a confidentiality agreement customary for transactions of this type and prior to disclosing any information to such Person or any of its Affiliates or Representatives in response to such Acquisition Proposal, Seller makes such information available to Buyer (to the extent such information has not been previously made available to Buyer); (ii) engage or participate in any discussions or negotiations with such Person; or (iii) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Seller Board determines in good faith after consultation with outside legal counsel that the failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would constitute a breach of the directors’ fiduciary duties under applicable Law, (B) in each such case referred to in clause (i) or (ii) above, the Seller Board has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (C) in the case referred to in clause (iii) above, the Seller Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal is a Superior Proposal and failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable Law.

(c)         No Change of Recommendation or Alternative Acquisition Agreement.

(i)         The Seller Board and each committee of the Seller Board will not, directly or indirectly:

(A)       (1) except as expressly permitted by this Section 6.2, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Seller Board Recommendation with respect to the Transactions, (2) approve, propose to approve, resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal, or (3) fail to publicly reaffirm the Seller Board Recommendation, including by not publicly supporting the Transactions in a director’s individual capacity, within five Business Days after Buyer so requests in writing; or

(B)       except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(ii)        Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the End Date, the Seller Board may withhold, withdraw, qualify or modify the Seller Board Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal that was not solicited, initiated, knowingly facilitated or knowingly encouraged in breach of this Agreement (a “Change of Recommendation”) or may also take action pursuant to Section 8.3(a), if the Seller Board determines in good faith based on information then available, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal is a Superior Proposal and the failure to take such action would constitute a breach of directors’ fiduciary duties under applicable Law; provided, however, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal unless: (A) Seller notifies Buyer in writing, five Business Days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice will specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of the agreement reflecting such terms and conditions; (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal, or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, Seller will negotiate in good faith with Buyer during such five Business Day period (to the extent that Buyer desires to negotiate) to make such revisions to the terms of this Agreement or consider a possible alternative transaction with Buyer so that the Acquisition Proposal that is the subject of the notice ceases to be a Superior Proposal; and (C) the Seller Board will have considered in good faith any changes to this Agreement offered in writing by Buyer and will have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Buyer were to be given effect; provided that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal, prior to the time that is five Business Days after it has provided the written notice required by clause (A) above; provided, further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, Seller will provide written notice of such modified Acquisition Proposal and will again comply with this Section 6.2(c), except that the deadline for such new written notice will be reduced to two Business Days (rather than the five Business Days otherwise contemplated by this Section 6.2(c)) and the time Seller will be permitted to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, will be reduced to the time that is two Business Days after it has provided such written notice (rather than the time that is five Business Days otherwise contemplated by this Section 6.2(c)). A Change of Recommendation may not be effected after the End Date.

(iii)         A Change of Recommendation may also be made at any time prior to the End Date if:

(A)       there shall occur or arise after the date of this Agreement a material and fundamental development or material and fundamental change in circumstances that relates to Seller that does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an Acquisition Proposal being referred to in this Agreement as an “Intervening Event”) provided, however, that in no event shall any of the following constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event: (1) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal, or the consequences of any of the foregoing, (2) any change in the economy or financial markets generally in the United States or any other country or any change that is the result of acts of war, sabotage or terrorism or of natural disasters, (3) any change that is the result of factors generally affecting the health care industries, (4) any change in Law or in United States generally accepted accounting principles after the date of this Agreement, (5) any change in the price and/or trading volume of the equity securities of Seller (or of the equity securities of any Subsidiary of the Buyer or of Seller) on the NASDAQ or any other market in which such securities are quoted for purchase and sale (provided that, the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such change has resulted in, or contributed to, an Intervening Event, to the extent not otherwise excluded from the definition of “Intervening Event”), (6) Seller or its Subsidiaries failing to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period, including as a result of any failure by Seller or any of its Subsidiaries to realize the anticipated benefits of any product launch, initiative or roll-out or other marketing initiative, and (7) the opportunity for Seller to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses or enter into any licensing, collaboration or similar arrangements, with any third party;

(B)       neither Seller nor any Representative of Seller had any Knowledge of such Intervening Event or, as of the date of this Agreement, could reasonably foresee that such Intervening Event would occur;

(C)       at least five Business Days prior to the date of any meeting of the Seller Board (or any committee thereof) at which the Seller Board (or committee) will consider whether such Intervening Event may require a Change of Recommendation, Seller provides Buyer with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Intervening Event;

(D)       the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel and its financial advisor(s), that, in light of such Intervening Event, the failure to make a Change of Recommendation, if this Agreement were not amended or an alternative transaction with Buyer were not entered into, would constitute a breach of the directors’ fiduciary duties under applicable Law;

(E)       a Change of Recommendation is not made at any time within the period of five Business Days after Buyer receives written notice from Seller confirming that the Seller Board has determined that the failure to make a Change of Recommendation in light of such Intervening Event would constitute a breach of the directors’ fiduciary duties under applicable Law;

(F)       during such five Business Day period, if requested by Buyer, Seller engages in good faith negotiations with Buyer to amend this Agreement or enter into an alternative transaction with Buyer so that the failure to make a Change of Recommendation in light of such Intervening Event would not constitute a breach of the directors’ fiduciary duties under applicable Law; and

(G)       at the end of such five Business Day period, the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel and its financial advisor(s), that the failure to make a Change of Recommendation would constitute a breach of the directors’ fiduciary duties under applicable Law in light of such Intervening Event (taking into account any definitive written proposal submitted to Seller by Buyer to amend this Agreement or enter into an alternative transaction with Buyer as a result of the negotiations contemplated by clause “(F)” above).

(d)       Certain Permitted Disclosure. Nothing contained in this Section 6.2 will be deemed to prohibit Seller from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Seller Board Recommendation or has the substantive effect of withdrawing or adversely modifying the Seller Board Recommendation, such disclosure will be deemed to be a Change of Recommendation and Buyer will have the right to terminate this Agreement as set forth in Section 8.4(a). Nothing in this Agreement shall prohibit Seller or the Seller Board from disclosing to Seller’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, Seller shall first comply with Section 6.2(c) to the extent applicable to such disclosure.

(e)       Existing Discussions. Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and will take the necessary steps to promptly inform such individuals or entities of the obligations undertaken in this Section 6.2. Seller also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an acquisition of Seller or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Seller or any of its Subsidiaries or any of their respective Representatives.

(f)       Notice. Seller agrees that it will promptly (and, in any event, within 24 hours) notify Buyer if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts) and thereafter will keep Buyer informed on a current (and no less than daily basis) of the status of any such discussions or negotiations. In the event that any party modifies its Acquisition Proposal in any respect, Seller will notify Buyer orally and in writing within 24 hours of receipt of such modification of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). Seller agrees that it and its Subsidiaries will not enter any confidentiality (or similar) agreement subsequent to the date of this Agreement that prohibits Seller from providing to Buyer such material terms and conditions and other information. Seller will promptly (and in any event within 24 hours thereafter) notify Buyer of the identity of any Person with which Seller enters into such a confidentiality (or similar) agreement.

(g)       Breach. Without limiting the foregoing, Seller agrees that any violation of the restrictions set forth in this Section 6.2 by any Representative of Seller or its Subsidiaries shall constitute a breach by Seller of this Section 6.2.

6.3.       Monthly Financial Statements. As soon as reasonably practicable, but in no event later than 30 days after the end of each calendar month during the period from the date hereof to the Closing Date, Seller shall provide Buyer with the monthly gross profit and net revenue of the Business.

6.4.       Transfer Taxes. Any transfer, sales, use, recording, value-added or similar Taxes (including any registration and/or stamp Taxes, levies and duties) that may be imposed by reason of the sale, assignment, transfer and delivery of the Acquired Assets to Buyer or its permitted assignees, the assumption by Buyer or its permitted assignees of the Assumed Liabilities or in connection with this Agreement (the “Transfer Taxes”) shall be the responsibility of and timely paid by Seller, and Seller, at its own expense, shall timely file all Tax Returns required to be filed in connection with the payment of such Taxes. The Parties hereto and their Affiliates shall cooperate in connection with the filing of any Tax Return for Transfer Taxes including joining in the execution of such Tax Return for Transfer Taxes and in obtaining all available exemptions from such Transfer Taxes. If Buyer is required by Law to remit payment for Transfer Taxes, Seller shall promptly reimburse Buyer for such Transfer Taxes actually paid by Buyer. To the extent permitted pursuant to applicable Law, Buyer and Seller shall use commercially reasonable efforts to minimize or avoid any Transfer Taxes, if any, arising out of the transactions contemplated by this Agreement.

6.5.       Reasonable Best Efforts.

(a)       Subject to the terms and conditions set forth in this Agreement, including this Section 6.5, Seller and Buyer will each use its reasonable best efforts to, and will assist and cooperate with the other Parties to (i) consummate and make effective the Transactions as promptly as reasonably practicable; (ii) obtain all necessary authorization, clearances, consents, orders and approvals, including the Seller Approvals, from Governmental Entities and make such registrations and filings as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Entity; (iii) obtain all necessary consents, approvals or waivers from third parties; (iv) defend any Actions challenging this Agreement or the Transactions; and (v) execute and deliver any additional instruments reasonably necessary to consummate and carry out fully the Transactions. Seller and Buyer will, subject to applicable Law, promptly cooperate and coordinate with the other in the taking of the actions contemplated by the foregoing, supply the other with any information that may be reasonably required in order to effectuate the taking of such actions and use reasonable best efforts to cooperate with each other in determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions. Each Party will promptly inform the other Party or Parties, as the case may be, of any communication from any Governmental Entity regarding the Transactions, and, subject to the requirements of applicable Law and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Seller or Buyer, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect thereto. If Seller or Buyer receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then it will use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and, to the extent permitted by applicable Law, after permitting counsel for the other party reasonable opportunity to review in advance, and considering in good faith the views of the other party, an appropriate response in compliance with such request. Seller agrees that it will not participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with Buyer in advance and, to the extent not prohibited by such Governmental Entity, gives Buyer the opportunity to attend and participate. Neither Buyer nor Seller will commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period imposed under applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b)       [Reserved].

(c)       In the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the any of the Transactions, or any other agreement contemplated hereby, Seller will cooperate in all respects with Buyer and will use its reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Transactions.

(d)       Notwithstanding anything to the contrary set forth in this Agreement, none of Buyer, or any of its Affiliates will be required to, and Seller may not, without the prior written consent of Buyer, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, Contract or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any Acquired Asset, the Business or any portion thereof, (ii) conduct, restrict, operate, invest or otherwise change the Acquired Assets, the Business or any portion thereof in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the Business or portion of the Business; provided that, if requested by Buyer, Seller will use its commercially reasonably efforts to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on Seller in the event of the Closing.

6.6.       Information; Status.

(a)       Seller and Buyer each will, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Stockholder Approval and the Transactions.

(b)       Subject to applicable Laws and as required by any Governmental Entity, Seller and Buyer each will keep the other apprised of the status of matters relating to completion of the Stockholder Approval, and the Transactions, including promptly furnishing the other with copies of notices or other communications received by Buyer or Seller, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Stockholder Approval and the Transactions. Seller will give prompt notice to Buyer of any change, fact or condition that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or result in any failure of any condition set forth in Section 7.2.

6.7.       Access and Reports. Subject to applicable Law, upon reasonable notice, Seller will (and will cause its Subsidiaries to) afford Buyer’s officers and other authorized Representatives reasonable access in a manner that does not interfere with the Business, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, Contracts and records related to the Business (such access shall not include any sampling or analysis of any environmental media or other materials) and, during such period, Seller will (and will cause its Subsidiaries to) furnish promptly to Buyer all information concerning the Business as may reasonably be requested; provided that no investigation pursuant to this Section 6.7 will affect or be deemed to modify any representation or warranty made by Seller herein; provided, further, that the foregoing will not require Seller (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller, after consultation with outside legal counsel, would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality if Seller will have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (b) to disclose any privileged information of Seller or any of its Subsidiaries. All such information will be governed by terms found in a confidentiality agreement customary for transactions of this type.

6.8.       Further Assurances; Post-Closing Access.

(a)       Prior to, on and after the Closing Date, each Party will, and will cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries, and without any further consideration, but at the expense of the requesting Party, to (i) execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may be reasonably requested to execute and deliver to the other Party, (ii) make, or cause to be made, all filings with, and obtain, or cause to be obtained, all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any Permit, Contract or other instrument, and (iii) take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement, in each case, in order to effectuate the provisions and purposes of this Agreement, the transfer of the Business and the Acquired Assets, the assignment and assumption of the Assumed Liabilities and the other Transactions contemplated hereby.

(b)       From and after the Closing, Buyer shall, at Seller’s expense, (i) give Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the offices, properties and records that are Acquired Assets relating to the conduct of the Business on or before the Closing Date, (ii) furnish to Seller and its Representatives such financial and operating data and other information relating to the conduct of the Business on or before the Closing Date, and (iii) cause the employees, counsel, auditors and other Representatives of Buyer, to cooperate with Seller and its Representatives, in each case, to the extent reasonably requested by Seller in connection with accounting, Tax, legal defense and other similar needs. From and after the Closing, Seller shall, and shall cause its Subsidiaries to, at Buyer’s expense, (A) give Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the offices, properties and business records of Seller and its Subsidiaries relating to the conduct of the Business on or before the Closing Date, (B) furnish to Buyer and its Representatives such financial and operating data and other information relating to the conduct of the Business on or before the Closing Date, and (C) cause the employees, counsel, auditors and other Representatives of Seller and its Subsidiaries to cooperate with Buyer and its Representatives, in each case, to the extent reasonably requested by Buyer in connection with accounting, Tax, legal defense and other similar needs. Any such access shall be granted in a manner as not to unreasonably interfere with the conduct of the business of the Party granting such access. Notwithstanding the foregoing, either Party may withhold such access, as and to the extent necessary to avoid contravention or waiver, as to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or result in the waiver of any legal privilege or work-product privilege; provided that to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result of the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided further, that nothing in this Section 6.8(b) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation.

6.9.       Consents.

(a)       Buyer and Seller will each use their commercially reasonable efforts from and after the date of this Agreement, if requested by Buyer, to satisfy and obtain prior to the Closing, such requirements, consents, waivers and approvals as may be required in connection with the Asset Transaction and the other Transactions pursuant to the terms of the Contracts set forth on Section 6.9(a) of the Seller Disclosure Letter (the “Required Consents”). Buyer and Seller will reasonably cooperate in such efforts, and will prepare and deliver any Contracts, opinions, assurances or documents, and subject to applicable Law, such information as may reasonably be requested in connection therewith, in each case, in consultation with each other and accepting the reasonable comments and views of the other party.

(b)       Notwithstanding the foregoing, neither Buyer nor Seller will amend, modify, supplement or waive the terms and conditions of the Contracts set forth on Section 6.9(a) of the Seller Disclosure Letter without the prior consent of the other (which consent will not be unreasonably withheld, conditioned or delayed), nor will either of them be obligated to pay or to commit to pay to any Person whose consent, waiver or approval is being sought any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent, waiver or approval.

6.10.     Proxy Statement; Special Meeting.

(a)       Seller shall, in accordance with the DGCL and Seller’s certificate of incorporation and bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of obtaining the Stockholder Approval. Seller shall use commercially reasonable efforts to solicit from its stockholders proxies for the purposes of obtaining the Stockholder Approval and to secure such Stockholder Approval in accordance with the DGCL and Seller’s certificate of incorporation and bylaws.

(b)       As promptly as practicable after the date hereof (and in any event within 15 Business Days), Seller shall prepare and file with the SEC a preliminary Proxy Statement with the SEC to be used in connection with the solicitation of proxies at the Stockholder Meeting. Seller and Buyer shall use commercially reasonable efforts to respond to any comments of the SEC and its staff, and Seller shall file a definitive Proxy Statement as soon as reasonably practicable following resolution of any SEC comments and mail to its stockholders the Proxy Statement and all other proxy materials for such Stockholder Meeting. If necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 6.2, to the extent permitted by applicable law, Seller Board shall recommend that the stockholders of Seller vote in favor of approval of the sale of the Acquired Assets pursuant to this Agreement and the transaction contemplated hereby (“Seller Board Recommendation”) and shall include such recommendation in the Proxy Statement; provided, however, that the Seller Board may fail to make, or withdraw, modify or change such recommendation, and shall not be required to include such recommendation in the Proxy Statement, if it shall have made a Change in Recommendation. Without limiting the generality of the foregoing, unless this Agreement is otherwise terminated in accordance with its terms, the approval of the sale of the Acquired Assets pursuant to this Agreement and the Transactions contemplated hereby shall be submitted to Seller’s stockholders at the Stockholder Meeting whether or not any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Seller.

(c)       Buyer shall furnish all information concerning Buyer, as may be reasonably requested in connection with the preparation and filing with the SEC of the Proxy Statement so as to comply with applicable law. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and definitive Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and Seller shall consider in such document any comments reasonably and timely proposed by Buyer and its counsel. Seller shall (i) as promptly as practicable after receipt thereof, provide Buyer and its counsel with copies of any written comments, and advise Buyer and its counsel of any comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Buyer and its counsel a reasonable opportunity to review Seller’s proposed response to such comments, and (iii) consider for inclusion in Seller’s written response to such comments any input reasonably and timely proposed by Buyer and its counsel.

6.11.     Publicity. The initial press release regarding the Asset Transaction pursuant to this Agreement will be a joint press release and thereafter Seller and Buyer each will consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Asset Transaction and the other Transactions and prior to making any filings with any third party and/or any Governmental Entity (including NASDAQ) with respect thereto, except as may be required by Law or by obligations pursuant to any listing Contract with or rules of NASDAQ or by the request of any Governmental Entity.

6.12.     Employees; Employee Benefits.

(a)       Prior to the Closing, Buyer may make offers of employment on an at-will basis to the employees of Seller identified by Buyer on a schedule to be delivered to Seller as promptly as reasonably practicable (but in any event no later than five Business Days prior to the Closing Date) after the date hereof (the “Business Employees Schedule” and such employees, the “Business Employees”); provided that Buyer shall undertake to make any such offers in writing. Such employees who accept Buyer’s offer of employment and commence working for Buyer or a Subsidiary of Buyer as of the Closing Date are hereinafter referred to as the “Continuing Employees”. The Parties agree that the Continuing Employees will not be treated as incurring a separation from service under Treasury Regulation Section 1.409A-1(h) for purposes of any Employee Plan, severance or other deferred compensation plans of Seller. For a period of 12 months after the Closing, Buyer or a Subsidiary of Buyer shall provide each Continuing Employee during employment with salary, wages, bonus and/or incentive compensation, and other employee benefit plans, programs, and arrangements of Buyer or its Subsidiaries that are substantially comparable in the aggregate to, (i) with respect to compensation, the compensation provided by Seller to each such Continuing Employee immediately prior to the Closing and (ii) with respect to benefits, the benefits offered by Buyer to similarly-situated employees (excluding for this purpose, in any case, any equity compensation, defined benefit or retiree medical plans, programs or arrangements provided by Seller prior to the Closing).

(b)       With respect to each employee benefit plan maintained by the Buyer or any of Subsidiary of Buyer in which Continuing Employees become eligible to participate on or after the Closing, the Continuing Employees shall be given credit for all service with Seller or a Subsidiary of Seller, as applicable, for purposes of determining eligibility to participate and vesting (excluding with respect to any equity compensation awards) to the same extent as if such services had been rendered to Buyer or any of its Affiliates.

(c)       As to the plan years then in place at the Closing, Buyer shall use all reasonable best efforts to: (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements, actively-at-work requirements, and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents under any welfare or fringe benefit plan in which the Continuing Employees and their dependents may be eligible to participate after the Closing; and (ii) provide each Continuing Employee with credit under any welfare plan or fringe benefit plan in which the Continuing Employee becomes eligible to participate after the Closing for any co-payments and deductibles paid by and out-of-pocket requirements satisfied by such Continuing Employee for the then current plan year under the corresponding welfare or fringe benefit plan maintained by Seller or any Subsidiary of Seller prior to the Closing.

(d)       Seller shall use commercially reasonable efforts to induce all of the Business Employees to remain employed by Seller from the date of this Agreement through the Closing Date, and Seller shall promptly notify Buyer of any changes to the employment status of any Business Employee. Seller shall provide Buyer and its Affiliates and representatives with reasonable access to, and reasonable opportunities to communicate with the Business Employees, and shall cooperate with and assist Buyer in the negotiation of any employment agreements with certain Business Employees, if any, that Buyer may determine in its sole and absolute discretion, are necessary and key for Buyer to retain after the Closing for the ongoing operation of the Business. Notwithstanding the foregoing, Buyer shall have, and is under, no obligation to retain, hire, or assume any liabilities relating to, Seller’s employees.

(e)       Notwithstanding the foregoing, this Section 6.12 is not intended to and shall not (i) create any third party rights, (ii) amend any Employee Plan, (iii) require Buyer or its Subsidiaries to continue any employee benefit plan, program, policy agreement or arrangement beyond the time when it otherwise lawfully could be terminated or modified, or (iv) provide any Business Employee or Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

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6.13.     Expenses. Except as otherwise provided in Section 8.5, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such expense.

6.14.     Interim Funding. If the Closing shall not have occurred and this Agreement shall not have been earlier terminated in accordance with Article VIII, on each of April 1, 2018 and May 1, 2018, at Seller’s written request, delivered in writing to Buyer at least five Business Days prior each of April 1, 2018 and May 1, 2018, as applicable, Buyer shall on each such date make a loan to Seller in the principal amount of $750,000 pursuant to one or more promissory notes in customary form and mutually acceptable to the Buyer and Seller (each, a “Bridge Loan” and collectively, the “Bridge Loans”) by wire transfer of immediately available funds to Seller. The Parties agree that any such Bridge Loan to be made by Buyer pursuant to this Section 6.14 shall be secured by a secured interest in favor of Buyer in all of the Acquired Assets, that is junior and subordinate in right of payment to Perceptive Credit Opportunities Fund, L.P. in respect of the outstanding debt under the Credit Agreement as of the date hereof. Each Bridge Loan shall be repaid in full by Seller (i) prior to or concurrent with the termination of this Agreement either (A) by mutual consent of the Parties pursuant to Section 8.1, or (B) by Seller pursuant to Section 8.2 or Section 8.3, (ii) within two Business Days of termination of this Agreement by Buyer pursuant to Section 8.2 or Section 8.4, or (iii) upon the Closing in accordance with Section 2.5.

6.15.     Non-Competition; Non-Solicitation; Confidential Business Information.

(a)       For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller will not, and will not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business anywhere in the world; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business anywhere in the world in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer and customers or suppliers of any Restricted Business (including the Business). Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)       During the Restricted Period, Seller will not, and will not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Business, Buyer or any of its Affiliates or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees. During the Restricted Period, Seller will not, and will not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients, customers, suppliers or licensors of any Restricted Business (including the Business) or potential clients, customers, suppliers or licensors of any Restricted Business (including the Business) or any other Person who has a material business relationship with the Business, to terminate or modify any such relationship or to otherwise divert their business or services from the Buyer.

(c)       From and after Closing, Seller shall not and shall cause its Subsidiaries, Affiliates and successors (including successors of Seller or any of its Subsidiaries of any businesses retained by Seller and its Subsidiaries after the Closing Date) and their respective officers and directors in each case to whom such information is disclosed not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Business Information. Notwithstanding the foregoing, if Seller or any of its Subsidiaries receives a request or is required (by deposition, oral questions, interrogatory, request for documents, subpoena, governmental investigative demand or other legal or regulatory process) to disclose all or any part of the Confidential Business Information, Seller shall (i) promptly notify Buyer of the existence, terms and circumstances surrounding such a request and (ii) reasonably cooperate with such Buyer’s efforts to seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained or if Buyer waives compliance with the provisions hereof in writing, Seller may disclose only that portion of Confidential Business Information that it is advised by counsel is required, by Applicable Law, to be disclosed, and shall reasonably cooperate with Buyer’s efforts to obtain assurance that confidential treatment will be accorded such Confidential Business Information.

(d)       The covenants and undertakings contained in this Section 6.15 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.15 will cause irreparable injury to Buyer, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.15 will be inadequate, and Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.15 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.15 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

(e)       The Parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.15 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

ARTICLE VII

Conditions

7.1.       Conditions to Each Party’s Obligation to Close. The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver (where permissible under applicable Law and in writing) at or prior to the Closing Date of each of the following conditions:

(a)       Stockholder Approval. Seller shall have obtained the Stockholder Approval.

(b)       Regulatory Consents. Any applicable waiting period, authorization, clearance, consent, order or approval required or deemed advisable pursuant to any applicable Antitrust Laws to consummate the Asset Transaction and the other Transactions, shall have expired, terminated or been obtained. All other waiting periods, authorizations, clearances, consents, orders or approvals required by any Governmental Entity in connection with the consummation of the Transactions, the absence of which would render the consummation of the Asset Transaction illegal or could be reasonably likely to have a Material Adverse Effect, shall have expired, terminated or been obtained.

(c)       Litigation. No judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the Asset Transaction or any other Transaction, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the Transactions to be rescinded following consummation (collectively, a “Blocking Prohibition”); provided, however, that prior to asserting this condition each of the Parties shall have used its commercially reasonable efforts to remove such Blocking Prohibition.

7.2.       Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions to be consummated at the Closing are also subject to the satisfaction or waiver (in writing) by Buyer at or prior to the Closing Date of the following additional conditions:

(a)       Representations and Warranties. (i) Except for the representations and warranties in Section 4.3 (Corporate Authority; Approval and Fairness), Section 4.12 (Takeover Statutes) and Section 4.18 (Brokers and Finders), the representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date prior to the date of this Agreement, which shall have been true and correct as of such specified date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (ii) the representations and warranties in Section 4.3 (Corporate Authority; Approval and Fairness) shall be true and correct in all material respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date prior to the date of this Agreement, which shall have been true and correct as of such specified date); and (iii) the representations and warranties in Section 4.12 (Takeover Statutes) and Section 4.18 (Brokers and Finders) shall be true and correct in all respects as of the date of this Agreement and as of and as though made on the Closing Date.

(b)       Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)       Required Consents. All of the Required Consents shall have been obtained.

(d)       No Material Adverse Effect. Since the date of this Agreement, no event, state of facts or circumstances shall have occurred that has had or is reasonably likely to have a Material Adverse Effect.

(e)       Seller Deliverables. Seller shall have delivered to Buyer the deliverables set forth in Section 3.2(a)(i)–(x).

7.3.       Conditions to Obligation of Seller. The obligation of Seller to effect the Closing is also subject to the satisfaction or waiver (in writing) by Seller at or prior to the Closing of the following additional conditions:

(a)       Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date prior to the date of this Agreement, which shall have been true and correct as of such specified date), except where the failures of such representations and warranties to be so true and correct, individually or in the aggregate, do not materially and adversely affect the ability of Buyer to consummate the Asset Transaction and the other Transactions.

(b)       Performance of Obligations of Buyer. Each of Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)       Buyer Deliverables. Buyer shall have delivered to Seller the deliverables set forth in Section 3.2(b)(i)-(vi).

ARTICLE VIII

Termination

8.1.       Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of Seller and Buyer.

8.2.       Termination by Either Buyer or Seller. This Agreement may be terminated at any time prior to the Closing by action of either the Seller Board or the Board of Directors of Buyer if (a) the Closing shall not have occurred by May 31, 2018, (the “Termination Date”); provided, however, that the failure of the Closing to occur by the Termination Date is not the result of a Willful Breach by the Party seeking to terminate this Agreement, (b) any Blocking Prohibition permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions will become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.2 will not be available to any party if the Blocking Prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement or (c) the Stockholder Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained at the Stockholder Meeting or at any adjournment or postponement thereof.

8.3.       Termination by Seller. This Agreement may be terminated by Seller by written notice of Seller to Buyer:

(a)       at any time prior to the Closing, if (i) Seller has not breached any of the terms of Section 6.2, (ii) Seller has complied with the terms of the second paragraph of Section 6.2(c) and, following the five Business Day period contemplated thereby and after consideration of any change to this Agreement proposed in negotiations with Buyer and during such period, the Seller Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) Seller, simultaneous with such termination, pays to Buyer in immediately available funds any fees required to be paid pursuant to Section 8.5; provided, that Seller agrees that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth Business Day after it has provided the notice to Buyer required by Section 6.2(c), if any, and in the event of any material change to the terms of such Superior Proposal, Seller will, in each case, have delivered to Buyer an additional notice as required by Section 6.2(c) and the notice period will have recommenced;

(b)       if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 10 calendar days after written notice thereof is given by Seller to Buyer and (ii) the date that is three Business Days prior to the Termination Date; or

(c)       if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Buyer fails to complete the Closing within two Business Days following the date the Closing would have occurred pursuant to this Agreement, and (iii) Seller has irrevocably confirmed in writing that (A) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or will be waived by Seller and (B) it is prepared to consummate the Closing (it being understood and agreed that neither Buyer nor Seller may terminate the Agreement during the two Business Day period referred to in clause (ii) above).

8.4.       Termination by Buyer. This Agreement may be terminated at any time prior to the Closing by written notice of Buyer to Seller if:

(a)       the Seller Board (i) will have made a Change of Recommendation; (ii) will have failed to reaffirm its approval or recommendation of this Agreement and the sale of the Business as promptly as reasonably practicable (but in any event within five Business Days after receipt of any written request to do so from Buyer) at any time following the public disclosure of an Acquisition Proposal; or (iii) prior to eleven Business Days after the commencement of a tender or exchange offer for outstanding equity securities of Seller that has been publicly disclosed (other than by Buyer or an Affiliate of Buyer), fails to recommend against a tender offer or exchange offer;

(b)       Seller or any of its Representatives breaches any covenant contained in Section 6.2; or

(c)       there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, in each case such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 10 calendar days after written notice thereof is given by Buyer to Seller and (ii) the date that is three Business Days prior to the Termination Date.

8.5.       Effect of Termination and Abandonment. Except as provided in paragraphs (a) and (b) below, in the event of termination of this Agreement pursuant to this Article VIII, this Agreement will become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its future, current or former Affiliates or Representatives); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination will relieve any party hereto of its obligation to pay the Termination Fee, the Reverse Termination Fee or the expense obligations pursuant to Section 8.5(b) or any damages to any other party hereto resulting from any Willful Breach of this Agreement and (ii) the provisions set forth in this Section 8.5, the last sentence of Section 6.14 and the second sentence of Section 9.1 will survive the termination of this Agreement.

(a)         If this Agreement is terminated:

(i)         pursuant to Section 8.3(a);

(ii)        pursuant to Section 8.4(a) or Section 8.4(b); or

(iii)       pursuant to Section 8.2 or Section 8.4(c), and (A) after the date of this Agreement and prior to the date of the termination of this Agreement, any Person will have made or publicly disclosed or announced a bona fide Acquisition Proposal and such Acquisition Proposal has not been publicly and unconditionally withdrawn prior to such termination, and (B) within 12 months after termination of this Agreement, the Seller Board shall have approved or recommended any Acquisition Proposal, and Seller will have entered into a definitive agreement with respect to an Acquisition Proposal (provided that, solely for purposes of this clause and (B), the references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”), then Seller will pay Buyer, by wire transfer of immediately available funds, an amount equal to the Applicable Amount (the “Termination Fee”), (x) in the case of clause (a)(i) above, simultaneous with such termination, (y) in the case of clause (a)(ii) above, within two Business Day of such termination, and (z) in the case of clause (a)(iii) above, within two Business Days of the date the definitive agreement with respect to the Acquisition Proposal; provided, that in no event shall Seller be required to pay the Termination Fee on more than one occasion.

(b)         If this Agreement is terminated pursuant to Section 8.3(c), then Buyer shall pay to Seller, by wire transfer of immediately available funds, the amount of $3,000,000 less any Bridge Loans (which shall be deemed to have been repaid in full by Seller), if applicable, (the “Reverse Termination Fee”) in the case of termination pursuant to Section 8.3(c), within two Business Days following such termination; provided, that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion.

(c)         Without limiting any rights of Seller under Section 9.5(c) prior to the termination of this Agreement pursuant to Article VIII, if this Agreement is terminated under circumstances in which Buyer is obligated to pay the Reverse Termination Fee pursuant to Section 8.5(b), upon payment of the Reverse Termination Fee, neither Buyer, nor any of its Affiliates shall have any further liability to Seller, its Subsidiaries, holders of Shares and any of their Affiliates with respect to this Agreement or the Transactions, and payment of the Reverse Termination Fee shall be the sole and exclusive remedy for any claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Seller, its Subsidiaries, or any other Person in connection with this Agreement, the Transactions (and the termination thereof) or any matter forming the basis for such termination, and Seller shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided that, regardless of whether Buyer pays or is obligated to pay the Reverse Termination Fee as a result of a termination of this Agreement pursuant to Section 8.4(d), nothing in this Section 8.5(c) will release Buyer from liability for a termination of this Agreement pursuant to Section 8.4(d) that was the result of a Willful Breach of this Agreement by Buyer.

(d)       The Parties each acknowledge that the agreements contained in this Section 8.5 are an integral part of the Transactions, and that, without these agreements, the Parties would not have entered into this Agreement, and that any amounts payable pursuant to Section 8.5(a) or Section 8.5(b) do not constitute a penalty but constitute payment of liquidated damages and that each of the respective liquidated damages amounts is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the other party’s breach or default under this Agreement, the difficulty of proof of loss of damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated thereunder. If either party fails to pay when due any amount payable pursuant to Section 8.5(a) or Section 8.5(b), then (i) such party will reimburse the other party for all fees, costs and expenses (including legal fees) incurred in connection with any action taken to collect payment and in connection with the enforcement by the other party of its rights under Section 8.5(a) or Section 8.5(b), as applicable, and (ii) such party will pay to the other party interest on the overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to such other party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

ARTICLE IX

Miscellaneous and General

9.1.       Survival. This Article IX and the agreements of Seller, Buyer contained in Article III and Sections 6.13 (Expenses) will survive the sale of the Business. This Article IX and the agreements of Seller, Buyer contained in Section 6.13 (Expenses), Section 8.5 (Effect of Termination and Abandonment), in the last sentence of Section 6.14 (Interim Funding) will survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement will not survive the sale of the Business or the termination of this Agreement. Notwithstanding the forgoing, Seller shall indemnify, hold harmless and reimburse Buyer, Buyer’s Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns for all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim, based upon, attributable to, arising out of or resulting from any Excluded Asset or Excluded Liability.

9.2.       Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Closing, the Parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.

9.3.       Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the sale of the Business are for the sole benefit of such party and may be waived in writing by such party in whole or in part to the extent permitted by applicable Laws.

9.4.       Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

9.5.       GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)       THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Asset Transaction and the other Transactions, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by the Chosen Courts, and the Parties irrevocably agree that all claims relating to such Action or transactions will be heard and determined in the Chosen Courts.

(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSET TRANSACTION OR THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)       The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of the Chosen Courts, this being in addition to any other remedy to which such party is entitled at Law or in equity.

9.6.       Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others will be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, electronic mail or overnight courier:

If to Buyer:

Celularity Inc.
33 Technology Drive,

Warren, New Jersey 07059

Email:          Tim.smith@celularity.com

Attention:     Timothy L. Smith

Jones Day
4655 Executive Drive, Suite 1500
San Diego, California 92121
Email:          kpolin@jonesday.com
Attention:     Kenneth D. Polin

If to Seller:

Alliqua Biomedical, Inc.
1010 Stony Hill Road, Suite 200

Yardley, PA 19067
Email:  djohnson@alliqua.com
Attention: David Johnson, Chief Executive Officer

with a copy (which will not constitute notice) to:

Haynes and Boone, LLP
30 Rockefeller Plaza, 26th Floor
New York, New York 10112
Fax: (212) 884-8234
Email:   rick.werner@haynesboone.com
             greg.kramer@haynesboone.com
Attention:     Rick A. Werner
                     Greg Kramer

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above will be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or upon receipt of electronic mail (provided that if given by facsimile or electronic mail such notice, request, instruction or other document will be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.7.       Entire Agreement. This Agreement (including any exhibits hereto) and the Seller Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

9.8.       No Third Party Beneficiaries. Buyer and Seller hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.       Obligations of Buyer and of Seller. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement will be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Seller to take any action, such requirement will be deemed to include an undertaking on the part of Seller to cause such Subsidiary to take such action.

9.10.     Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.11.     Interpretation; Construction. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. The defined terms contained in this Agreement are applicable to the singular, as well as to the plural, forms of such terms. Where a reference in this Agreement is made to any Contract (including this Agreement), statute or regulation, such references are to, except as context may otherwise require, the statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. Each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure schedule to this Agreement will not be construed to mean that such information is required to be disclosed by this Agreement or to otherwise imply that any such item has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purpose of this Agreement. Headings inserted in the sections or subsections of a disclosure letter are for convenience of reference only and will to no extent have the effect of amending or changing the express terms of the sections or subsections set forth in this Agreement.

9.12.     Assignment. This Agreement will not be assignable by operation of Law or otherwise. Any purported assignment in violation of this Agreement is void.

9.13.     [Reserved].

9.14.     Release. From and after the Closing, each Party, on behalf of itself and each of its Subsidiaries and Affiliates and each of their respective successors and assigns (each, a “Releasor”) with effect from and after the Closing, hereby irrevocably waives, remises, releases, acquits and forever discharges, to the fullest extent permitted by applicable Law, the other Party and such other Party’s Affiliates, and each of their respective past, present or future officers, managers, directors, shareholders, partners, members, employees, counsel and agents (collectively, the “Released Parties”) from any and all actions, legal proceedings, administrative proceedings, arbitration proceedings, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, losses, judgments, extents, executions, claims and demands, of any nature whatsoever, known or unknown, which such Releasor ever had, now has or may have on or by reason of the License Agreement or the Supply Agreements (each, a “Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Released Claim against the Released Parties or any of them; provided, however, for purposes of this Section 9.14 that “Released Claims” shall not include any such actions, legal proceedings, administrative proceedings, arbitration proceedings, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, Losses, judgments, extents, executions, claims or demands that any Releasor may have under this Agreement, or any Related Agreement or any transaction contemplated by the foregoing, or any other agreement entered into in connection with the foregoing, including a Releasor’s rights to enforce the rights, remedies and all other provisions of this Agreement and Related Agreements pursuant to the terms hereof or thereof.

9.15.     Forbearance. From the date of this Agreement until the earlier of (i) the Closing or (ii) termination of this Agreement for any reason, Buyer hereby agrees to forbear from exercising its right to terminate the License Agreement or Supply Agreements or other remedies for any alleged breaches by Seller of the License Agreement or Supply Agreements that occurred prior to the date of this Agreement; provided that Seller continues to be obligated to perform its obligations under the License Agreement and Supply Agreements from the date of this Agreement until the Closing.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By:	/s/ David I. Johnson
Name: David I. Johnson
Title: Chief Executive Officer

CELULARITY INC.

By:	/s/ Robert J. Hariri
Name: Robert J. Hariri, MD, PhD
Title: President and CEO

[Signature Page to Asset Purchase Agreement]

ANNEX A

DEFINED TERMS

“5% Holders” has the meaning set forth in Section 4.4(c).

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Records” has the meaning set forth in Section 2.1(c).

“Acquisition Proposal” means (i) any inquiry, offer or proposal, or any indication of interest in making an offer or proposal made by a Person or group, in a single transaction or series of related transactions, which is structured to permit such Person or group to acquire beneficial ownership of the assets of Seller relating to (A) the advanced biologic wound care business, including its Biovance and Interfyl product lines or (B) the Seller’s business related to the MIST Therapy and other therapeutic ultrasound platform products, (ii) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Seller or any of its Subsidiaries, or (iii) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of Seller or those of any of its Subsidiaries, or 20% or more of the consolidated total assets, measured either by book value or fair market value (including equity securities of its Subsidiaries) of Seller, in each case other than the Transactions, provided, however, that in no event shall an Acquisition Proposal include any inquiry, offer or proposal, or any indication of interest solely with respect to the sale or other disposition or acquisition of the Excluded Assets.

“Action” will mean any civil, criminal, administrative or other similar proceeding, litigation, audit, investigation, arbitration, action, suit, review, examination, inquiry, hearing, demand, claim or similar action (whether at Law or in equity).

“Affiliate” when used with respect to any party will mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.7(a).

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(c)(i)(B).

“Annual Financial Statements” has the meaning set forth in Section 4.5(a).

A-1

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Amount” means $1,450,000.

“Applicable Date” has the meaning set forth in Section 4.5(b).

“Asset Transaction” has the meaning set forth in the Recitals.

“Assigned Leases” has the meaning set forth in Section 2.1(g).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(a)(iv)

“Assumed Contracts” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).

“Blocking Prohibition” has the meaning set forth in Section 7.1(c).

“Bridge Loans” has the meaning set forth in Section 6.14.

“Business” means Seller’s (a) advanced biologic wound care business, including its Biovance and Interfyl product lines and (b) MIST Therapy and other therapeutic ultrasound products.

“Business Day” will mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.

“Business Employees” has the meaning set forth in Section 6.12(a).

“Business Employees Schedule” has the meaning set forth in Section 6.12(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Closing Certificate” means a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

A-2

“Buyer Disclosure Letter” has the meaning set forth in Article V.

“Buyer Secretary’s Certificate” means a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

“CE Marking” means the marking of conformity affixed on a medical device in the EU in order to attest compliance of such medical device with applicable EU legislation, for the purpose of the placing of such medical device on the EU market.

“Change of Recommendation” has the meaning set forth in Section 6.2(c)(ii).

“Chosen Courts” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Business Information” means any information with respect to the Sale Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, Trade Secrets, know-how, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Business Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Continuing Employee” has the meaning set forth in Section 6.12(a).

“Contract” has the meaning set forth in Section 4.4(b).

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with Seller or any of its Subsidiaries or (ii) which together with Seller or any of its Subsidiaries is treated as a single employer under Section 414(t) of the Code.

“Credit Agreement” means that certain Credit Agreement and Guaranty, dated as of May 29, 2015, by and among Seller, as borrower, each Subsidiary of Seller, as guarantors, and Perceptive Credit Opportunities Fund, LP, as the lender, as amended, restated, supplemented or otherwise modified.

A-3

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Employee Plan” has the meaning set forth in Section 4.8(a).

“End Date” has the meaning set forth in Section 6.2(b).

“Enforceability Exception” has the meaning set forth in Section 4.3(a).

“Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization or requirement of any Governmental Entity relating to (a) the protection, investigation or restoration of the environment, or natural resources or the protection of human health and safety from exposure to pollution in the environment; (b) the disposal, release or threatened release of any Hazardous Substance; or (c)  indoor air, wetlands, or pollution, or contamination of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“EU” means the European Union.

“Fairness Opinion” has the meaning set forth in Section 4.3(b).

“FDA” has the meaning set forth in Section 4.22(a).

“FDCA” has the meaning set forth in Section 4.22(a).

“FIRPTA Certificate” means a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practice” means current good clinical practices as applicable to the conduct of clinical trials, as in effect at the relevant time, including those governing the protection of human subjects and the integrity of data, including as specified in 21 CFR Parts 50, 54, 56 and 812; ISO 14155 and any applicable international and foreign equivalent to the foregoing.

“Good Laboratory Practice” means current good laboratory practices as in effect at the relevant time, including as specified in 21 CFR Part 58 and any applicable international and foreign equivalent to the foregoing.

A-4

“Good Manufacturing Practice” means current good manufacturing practices, as applicable to the manufacture of medical devices, as in effect at the relevant time, including as specified in 21 CFR Part 820 and any applicable international and foreign equivalent to the foregoing.

“Governmental Entity” has the meaning set forth in Section 4.4(a).

“Hazardous Substance” means any substance that is (a) listed, classified or regulated pursuant to any Environmental Law because of its effect or potential effect on the environment; or (b) any petroleum product or by-product, asbestos-containing material in friable form, lead-containing paint or plumbing, polychlorinated biphenyls, mold in quantities requiring remediation, radioactive material or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Independent Expert” has the meaning set forth in Section 2.7(b).

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means all (a) Trademarks; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) Trade Secrets; (d) published and unpublished works of authorship, including, databases and other compilations of information, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names; and (f) all other intellectual property or proprietary rights.

A-5

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Intervening Event” has the meaning set forth in Section 6.2(c)(iii)(A).

“Inventories” has the meaning set forth in Section 2.1(b).

“IP Assignment Agreements” has the meaning set forth in Section 3.2(a)(vi).

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, as well as all associated documentation.

“Knowledge of Buyer” means with respect to any matter, the actual knowledge of any one of the Persons listed on Section A of the Buyer Disclosure Letter, assuming such Persons have made reasonable inquiries and investigations of the matter to which such knowledge relates.

“Knowledge of Seller” means, with respect to any matter, the actual knowledge of any one of the Persons listed on Section B of the Seller Disclosure Letter, assuming such Persons have made reasonable inquiries and investigations of the matter to which such knowledge relates.

“Laws” has the meaning set forth in Section 4.9(a).

“Leased Real Property” means the real property with respect to the Business that is the subject of any of the Leases, including any leasehold improvements related to such Lease.

“Leases” has the meaning set forth in Section 4.11(a).

“License Agreement” means that certain License, Marketing and Development Agreement between Seller and Buyer (or its Affiliates) dated as of November 14, 2013, as amended from time to time.

“Lien” means any mortgage, lien, pledge, charge, security interest, claim, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset.

A-6

“Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with all other events, changes, circumstances or effects, (a) is materially adverse to the Business or the Acquired Assets, taken as a whole, except that none of the following, and no event, change, circumstance or effect arising out of or resulting from the following, will constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred, or may occur: (i) any change in general political conditions or general conditions in the economy or the financial, debt, credit or securities markets in the United States or elsewhere in the world, including interest rates or exchange rates, or any changes therein; (ii) changes in general legal, Tax, regulatory, political or business conditions in the United States or any other countries or regions in which Seller does business; (iii) applicable law, GAAP or accounting standards or interpretations thereof; (iv) any decline in the market price of the Shares (provided that the exception in this clause (iv) will not prevent or otherwise affect a determination that any event, change, circumstance or effect underlying such decline has resulted in, or contributed to, a Material Adverse Effect); (v) any outbreak, continuation or escalation of war (whether or not declared) or any act of war, terrorism, sabotage, armed hostility or similar act of calamity or any material worsening of such conditions existing as of the date of this Agreement; (vi) general conditions in the industries in which Seller operates, or any changes therein, (vii) any hurricane, earthquake, flood, or other natural disasters, (viii) the execution, delivery or performance of the Agreement, or the announcement or consummation of the Transactions, including any litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, of Seller or any of its Subsidiaries with customers, suppliers, vendors, lenders, joint venture partners or employees, (ix) any action taken by Buyer or any of its Affiliates, (x) any action taken by Seller at the request or with the consent of Buyer; provided, further, that, with respect to clauses (i) – (vii), such event, change, circumstance or effect will be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such event, change, circumstance or effect disproportionately adversely affects Seller and its Subsidiaries, taken as a whole, relative to the other participants; or (b) prevents, materially delays, materially impairs or has a material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the Asset Transaction and other the Transactions.

“Material Contracts” has the meaning set forth in Section 4.10(a)(xiii).

“NASDAQ” means The NASDAQ Stock Market LLC.

“Owned Intellectual Property” has the meaning set forth in Section 4.16(c).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pay-off Letter” has the meaning set forth in Section 3.2(a)(ii).

“Permits” has the meaning set forth in Section 4.9(a).

A-7

“Permitted Liens” will mean (i) Liens for current Taxes, payments of which are not yet delinquent and for which adequate reserves have been established in accordance with GAAP on the books and records of Seller; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising in the ordinary course of business securing obligations that are not yet due and payable or are being contested in good faith; (iii) Liens imposed by applicable Law (other than Tax Law) arising in the ordinary course of business securing obligations for sums that are not yet due and payable or are being contested in good faith; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; or (vi) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the business subject thereto or affected thereby, or materially interfere with or materially adversely affect or impair the present and continued use of the property subject thereto or affected thereby, or otherwise materially impair the operations of Seller or any of its Subsidiaries (in the manner presently carried on by Seller and its Subsidiaries).

“Person” will mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability Seller, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Purchase Price” has the meaning set forth in Section 2.5.

“Registered Owned Intellectual Property” has the meaning set forth in Section 4.16(a).

“Regulatory Authorities” has the meaning set forth in Section 4.22(a).

“Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, Transition Services Agreement (if any), and IP Assignment Agreements.

“Released Claim” has the meaning set forth in Section 9.14.

“Released Parties” has the meaning set forth in Section 9.14.

“Releasor” has the meaning set forth in Section 9.14.

“Representatives” has the meaning set forth in Section 6.2(a).

“Required Consents” has the meaning set forth in Section 6.9(a).

“Restricted Business” means the manufacture, assembly, development, sale, or distribution of any placental-based wound care product or therapeutic ultrasonic device.

“Restricted Period” has the meaning set forth in Section 6.15(a).

“Reverse Termination Fee” has the meaning set forth in Section 8.5(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(b).

A-8

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Approvals” has the meaning set forth in Section 4.4(a).

“Seller Board” has the meaning set forth in the Recitals.

“Seller Board Recommendation” has the meaning set forth in Section 6.10(b).

“Seller Disclosure Letter” has the meaning set forth in Article IV.

“Seller Intellectual Property” has the meaning set forth in Section 4.16(b).

“Seller Closing Certificate” means a certificate, dated as of the Closing Date, and signed by a duly authorized officer Seller, that each of the conditions in Section 7.2(a) and Section 7.2(b) have been satisfied.

“Seller Objection Notice” has the meaning set forth in Section 2.7(a).

“Seller Product” has the meaning set forth in Section 4.4(d).

“Seller Reports” has the meaning set forth in Section 4.5(b).

“Seller Secretary’s Certificate” means a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Seller Board authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

“Stockholder Approval” means the affirmative vote of a majority of the voting power of the issued and outstanding shares of Seller’s common stock voting in accordance with the provisions of Seller’s certificate of incorporation and bylaws as in effect on the date of such vote.

“Stockholder Meeting” has the meaning set forth in Section 6.10(a).

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total equity, capital or profit interests or (iii) the total economic interests of such entity, in each case, is beneficially owned, directly or indirectly, by such Person or (b) the power, by contract or otherwise, to appoint, vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar managing body of such entity is held, directly or indirectly, by such Person.

A-9

“Superior Proposal” means a bona fide written Acquisition Proposal (i) that would result in any Person becoming the beneficial owner, directly or indirectly, of (A) 50% of the consolidated assets of Seller or (B) 50% of the voting power of the equity securities of Seller and (ii) that the Seller Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms) and the Person making the proposal, and if consummated, would result in a transaction more favorable to Seller’s stockholders from a financial point of view than the Asset Transaction and the other Transactions (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal).

“Supply Agreements” means, collectively, that certain (i) Supply Agreement between Seller and Buyer (or its Affiliates) dated as of April 15, 2016, as amended from time to time, and (ii) Supply Agreement between Seller and Buyer (or its affiliates) as of November 14, 2013, as amended from time to time.

“Takeover Statute” has the meaning set forth in Section 4.12.

“Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Entity relating to Taxes.

“Termination Date” has the meaning set forth in Section 8.2.

“Termination Fee” has the meaning set forth in Section 8.5(a)(iii).

“Top Customers” means those customers of the Business that are (i) the top 10 customers measured by dollar value of total sales for the twelve months ended December 31, 2016 or (ii) the top 10 customers measured by dollar value of total sales for the twelve months ended December, 2017.

“Top Suppliers” means suppliers of the Business that (i) supply components of the Wound Care Products to Seller, (ii) are the top 10 suppliers measured by dollar value of the total sales for the twelve months ended December 31, 2016, or (iii) are the top 10 suppliers measured by dollar value of the total sales for the twelve months ended December 31, 2017.

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“Trade Secrets” means confidential information, and know-how, including processes, schematics, business methods, formulae, compositions, algorithms, procedures, methods, techniques, drawings, prototypes, models, designs, customer lists and supplier lists, that (i) is not publicly known, (ii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trademarks” means trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 6.4.

“Transition Services Agreement” has the meaning set forth in Section 3.2(a)(v).

“Willful Breach” means a material breach that is a consequence of an act or failure to act undertaken with the actual knowledge that the act or failure to act would cause a material breach.

“Wound Care Products” means the Wound Bed Preparation products MIST Therapy system and UltraMIST® System, and the Human Biologics products Biovance® and Interfyl™.

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